Exhibit 99.2

Condensed consolidated interim financial statements as of and for the nine-months ended 30 September 2023

Contents

Condensed consolidated statement of financial position	3

Condensed consolidated income statement	4

Condensed consolidated statement of comprehensive income	5

Condensed consolidated statement of changes in equity	6

Condensed consolidated statement of cash flows	7

Notes to the condensed consolidated interim financial statements	8

Condensed consolidated statements of financial position

(€‘000)
ASSETS	Note	30/09/2023	31/12/2022 Restated
Non-current assets
Other intangible assets	[3.1]	20,625	58,234
Goodwill	[3.2]	384,268	384,216
Property, plant and equipment	[3.3]	77,173	79,837
Equity investments	[3.4]	2	2
Deferred tax assets	[3.5]	33,322	31,709
Other non-current financial assets	[3.6]	940	—
Other non-current assets	[3.7]	958	861

Total non-current assets		517,289	554,859

Current assets
Inventories	[3.8]	91,033	86,728
Trade receivables	[3.9]	72,829	70,161
Current tax assets	[3.10]	1,386	2,087
Other current assets	[3.11]	13,929	14,192
Cash and cash equivalents	[3.12]	27,127	25,920

Total current assets		206,304	199,088

TOTAL ASSETS		723,593	753,947

LIABILITIES
Equity
Share capital	[3.13]	9,868	9,868
Share premium reserve	[3.13]	14,425	14,425
Other reserves	[3.13]	380,751	323,510
Retained earnings (losses carried forward)	[3.13]	(41,236)	(21,966)
Profit (loss) attributable to the owners of the parent	[3.13]	(47,784)	(19,273)

Total equity attributable to the owners of the parent		316,024	306,564

Total equity		316,024	306,564

Non-current liabilities
Non current financial liabilities	[3.16]	285,597	10,165
Employee benefits	[3.15]	1,258	1,296
Deferred tax liabilities	[3.5]	9,273	19,275
Provisions for risks and charges	[3.14]	29,473	17,156
Other non-current liabilities	[3.18]	870	649

Total non-current liabilities		326,471	48,541

Current liabilities
Current financial liabilities	[3.16]	20,102	336,659
Trade payables	[3.19]	33,405	36,564
Current tax liabilities	[3.20]	1,917	877
Other current liabilities	[3.21]	25,673	24,742

Total current liabilities		81,097	398,842

TOTAL EQUITY AND LIABILITIES		723,593	753,947

The notes commenting on the individual items are an integral part of these condensed consolidated interim financial statements.

Condensed consolidated income statements

(€‘000)
	Note	30/09/2023	30/09/2022 Restated
Revenue	[3.22]	200,736	178,794
Other revenues and income	[3.22]	4,214	3,472

Total revenues and income		204,950	182,266

Raw materials, consumables, supplies and goods	[3.24]	(50,902)	(42,250)
Services	[3.25]	(63,036)	(60,200)
Change in w.i.p., semi-finished products and finished goods	[3.26]	3,890	2,326
Personnel expenses	[3.27]	(67,412)	(56,313)
Amortisation and Depreciation	[3.28]	(22,972)	(26,131)
Impairment losses on trade receivables	[3.28]	(944)	(101)
Impairment losses on fixed assets	[3.28]	(38,082)	(853)
Other operating costs	[3.29]	(10,565)	(1,195)
Internal work capitalised	[3.23]	9,156	10,181

Operating costs		(240,868)	(174,534)

Operating profit (loss)		(35,918)	7,732

Financial income	[3.30]	11,574	19,789
Financial expense	[3.30]	(32,605)	(17,959)

Net financial income (expense)		(21,030)	1,830

Pre-tax income (loss)		(56,949)	9,562

Income tax benefit/(expense)	[3.31]	9,164	(266)

Profit (loss) for the year		(47,784)	9,296

of which attributable to the owners of the parent		(47,784)	9,296

The notes commenting on the individual items are an integral part of these condensed consolidated interim financial statements.

Condensed consolidated statements of comprehensive income

Statement of comprehensive income

(€‘000)
	Note	30/09/2023	30/09/2022 Restated
Profit (loss) for the year		(47,784)	9,296

Other comprehensive income (expense)
Items that will never be reclassified to profit or loss (A)
Remeasurements of the net defined benefit liability (asset)	[3.15]	—	—
Related tax	[3.15]	—	—

		—	—

Items that are or may be reclassified to profit or loss (B)
Exchange differences on translation of foreign operations	[3.13]	628	457

		628	457

Other comprehensive income (epense), net of tax (A+B)		628	457

Comprehensive income (expense) for the year		(47,156)	9,753

Comprehensive income (expense) attributable to:
Owners of the parent		(47,156)	9,753

The notes commenting on the individual items are an integral part of these condensed consolidated interim financial statements.

Condensed consolidated statements of changes in equity

(€‘000)
	Note	Share capital	Share premium reserve	Legal reserve	Merger reserve	FTA reserve	Capital contribution	Translation reserve	Reserve for defined benefit plans (IAS 19)	Other reserves	Retained earnings including Profit (loss) for the year	Total equity attributable to the owners of the parent	Total equity
At 1 January 2022		9,868	14,425	2,101	288,261	(3,840)	28,051	1,508	(23)	1,511	(12,742)	329,121	329,121

At 1 January 2022 restated		9,868	14,425	2,101	288,261	—	28,051	1,508	(23)	(2,329)	(21,401)	320,462	320,462

Statement of comprehensive income
Profit (loss) for the year	[3.13]	—	—	—	—	—	—	—	—	—	9,296	9,296	9,296
Other comprehensive income	[3.13]	—	—	—	—	—	—	457	—	—	—	457	457
Comprehensive income		—	—	—	—	—	—	457	—	—	9,296	9,753	9,753
Owner transactions
Allocation of the loss for the previous year	[3.13]	—	—	—	—	—	—	—	—	565	(565)	—	—
Other owner transactions	[3.13]	—	—	—	—	—	—	—	—		—	—	—
Total owner transactions		—	—	—	—	—	—	—	—	565	(565)	—	—
Other changes	[3.13]	—	—	—	—	—	—	—	—	1,989	—	1,989	1,989

At 30 September 2022		9,868	14,425	2,101	288,261	—	28,051	1,965	(23)	225	(12,670)	332,204	332,204

		—	—	0	—	3,840	(0)	0	(0)	(3,840)	(9,943)	(9,944)	(9,944)

At 1 January 2023		9,868	14,425	2,101	288,261	(3,840)	28,051	2,379	31	6,526	(41,193)	306,610	306,610

Payback						3,840				(3,840)	(46)	(46)	(46)

At 1 January 2023 restated		9,868	14,425	2,101	288,261	—	28,051	2,379	31	2,686	(41,239)	306,564	306,564

Statement of comprehensive income
Profit (loss) for the year	[3.13]	—	—	—	—	—	—	—	—	—	(47,784)	(47,784)	(47,784)
Other comprehensive income	[3.13]	—	—	—	—	—	—	628	—	—	—	628	628
Comprehensive income		—	—	—	—	—	—	628	—	—	(47,784)	(47,156)	(47,156)
Owner transactions
Allocation of the loss for the previous year	[3.13]	—	—	—	—	—	—	—	—	—	—	—	—
Other owner transactions	[3.13]	—	—	—	—	—	46,296	—	—		—	46,296	46,296
Total owner transactions		—	—	—	—	—	46,296	—	—	—	—	46,296	46,296
Other changes	[3.13]	—	—	—	—	—	—	—	0	10,317	3	10,321	10,321

At 30 September 2023		9,868	14,425	2,101	288,261	—	74,347	3,007	31	13,003	(89,020)	316,024	316,024

The notes commenting on the individual items are an integral part of these condensed consolidated interim financial statements.

Condensed consolidated statements of cash flows

(€‘000)
	30/09/2023	30/09/2022 Restated
Operating activities
Profit (loss) for the period	(47,784)	9,296
Income tax (benefit)/expense	(9,164)	266
Net financial (income)/expense	21,030	(589)
Amortisation, depreciation and impairment losses	59,295	26,340
Accruals/(Release) to provisions	12,317	2,760
Net (gains)/loss on disposals	(685)	(469)
FX on contingent consideration	1,243	2,395
Equity-settled share based payment transaction	9,285
Cash flows from operating activities before changes in working capital	45,537	39,999
Change in inventories	(4,305)	(2,726)
Change in trade receivables	(2,668)	(2,679)
Change in trade payables	(3,158)	808
Change in other current assets/liabilities	2,960	(341)
Change in non-current assets	(97)	(207)
Income taxes paid	(2,489)	(678)

Cash flows from operating activities A)	35,780	34,177

Investing activities
Acquisitions of property, plant and equipment	(18,142)	(17,359)
Disposal of property, plant and equipment	687	582
Acquisitions of intangible assets	(2,947)	(8,202)
Disposal of intangible assets	—	463

Cash flows used in investing activities B)	(20,402)	(24,516)

Financing activities
Third party funds
Bonds repayment	(274,039)
Bank loans repayment	(47,000)
Bonds issuance	279,613
Net change in current financial liabilities	—
Net change in non-current financial liabilities	—
Payment of lease liability	(3,363)	(3,480)
Gross interest received	243	107
Gross interest paid	(20,921)	(11,054)
Capital injection	46,296	—
Other financial liabilities	5,000	9,518

Cash flows used in financing activities C)	(14,171)	(4,909)

Increase (decrease) in cash and cash equivalents (A ± B ± C)	1,207	4,751

Opening cash and cash equivalent	25,920	21,503
Closing cash and cash equivalent	27,127	26,254

Increase (decrease) in cash and cash equivalents	1,207	4,751

Notes to the condensed consolidated interim financial statements

[2.1] General information

The Limacorporate Group (the “group”) creates, designs and sells joint implants and orthopaedic solutions in the medical sector.

The parent, Limacorporate S.p.A. (“Limacorporate” or the “parent”), was set up and is domiciled in Italy. Its registered office is at Via Nazionale 52, San Daniele del Friuli (Udine) and its company registration number is 173824.

The group carries out most of its business at its registered office while some activities are also performed by the subsidiaries.

The condensed consolidated interim financial statements as of and for the nine-months ended 30 September 2023 include the financial statements of the parent and the subsidiaries (together the “group”).

The parent is managed and coordinated by Emil Holding II S.à.r.l., whose details are provided below:

•	Registered office: 26A, Boulevard Royal, L-2449 Luxembourg.

•	Legal form: limited liability company.

•	Description of its business activities and main operations: holding company

•	Parent’s name: Emil NewCo S.à.r.l.

•	Name of the ultimate indirect parent: EQT Luxembourg Management S.à r.l.

In early July 2023 the management of Limacorporate announced the strategic decision, substantially taken over the weeks before the reporting date, to stop the Smart Space project (referred to TechMah CGU), all digital activities and resources have been refocused on other projects.

On 18th September 2023 the company was served a Complaint filed by the founding shareholders of TechMah Medical (“TechMah Founders”) versus Lima USA Inc. and Limacorporate S.p.A. for alleged breach contract based on the milestones set out in the Investor and Founders Agreement entered into by TechMah Medical LLC, TechMah Founders, Lima USA Inc., and Limacorporate S.p.A. on 8th October 2021.

The Complaint contains high level allegations that Lima USA, Inc. and Limacorporate S.p.A. breached the Investor and Founders Agreement by not using their “reasonable best efforts” to achieve some Regulatory Milestones and by failing to pay out certain Commercial Milestones the Founders assume have been met. The Founders have claimed an amount in a range of USD 5.5 – 11.5 million.

The company has filed a Defendants’ Answer To Verified Amended Complaint and Defendants Counterclaims which contains a request for compensatory damages in an amount to be determined at trial, but not less than $ 50 million.

[2.2] Format and content of the condensed consolidated interim financial statements

The condensed consolidated income statement and consolidated statement of comprehensive income for the nine-month period ended 30 September 2023 and the nine-month period ended 30 September 2022 have been prepared in accordance with IAS 34 issued by International Accounting Standards Board (IASB). They do not include all the information that would be required for the annual consolidated financial statements and should be read in conjunction with the consolidated financial statements for the year ended as of 31 December 2022 and 31 December 2021 which was prepared in accordance with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”).

The term “IFRS” is also used to refer to all revised international accounting standards (“IAS”), all interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”), formerly known as the Standing Interpretations Committee (“SIC”).

These condensed consolidated interim financial statements comprise the statements of financial position, profit or loss, statement of changes in equity, statement of cash flows and these notes. They comply with the provisions of IAS 1 Presentation of financial statements and the general principle of historical cost, except for those items that, pursuant to the IFRS, are measured at fair value. The statement of financial position has been prepared by separating assets and liabilities into current and non-current, whereas costs are classified in the income statements on the basis of their nature. The statement of cash flows has been prepared using the indirect method.

The notes to the condensed consolidated interim financial statements include the information generally required by ruling legislation and the IFRS, suitably presented with reference to the financial statements schedules used.

The condensed consolidated interim financial statements have been prepared on a going concern basis, as the related assumptions are deemed to be met.

All figures are in Euros, unless indicated otherwise. The Euro is the parent’s functional and presentation currency. For each financial statements caption, the corresponding amount of the previous year is provided for comparative purposes.

Correction of error

As already reported in the consolidated financial statements as of 31 December 2022 prepared in accordance with the IFRS issued by IASB, the Group restated the Group’s equity and profit for the year previously determined under the IFRS endorsed by the European Union. Accordingly, the Group also restated the comparative information of this condensed consolidated interim financial statements as of and for the nine-months ended 30 September 2023.

In the consolidated financial statements as of 31 December 2022 prepared the Group corrected the payback treatment in compliance with IFRS 15 considering it as a variable consideration. The company incorrectly accounted for the payback treatment as a provision in previously issued financial statements. The effect of the correction of error as of 1 January 2021 is a lower Group’s net equity of €6.9 million. For the correction reflected in the opening equity please refer to the previous mentioned consolidated financial statements as of 31 December 2022. Instead, as provide for IAS 8, in the table below are reflected the effects affecting the profit and loss of the consolidated interim financial statements as of and for the nine- months ended 30 September 2022 that led to a decrease of the net result of the period of €1.3 million.

Reconciliations of the statement of profit or loss

(€‘000)
	Note	As previously reported 30/09/2022	Error correction	As restated 30/09/2022
Revenue	[3.22]	180,485	(1,691)	178,794
Other revenues and income	[3.22]	3,472		3,472

Total revenue and income		183,957	(1,691)	182,266

Raw materials, consumables, supplies and goods	[3.24]	(42,250)		(42,250)
Services	[3.25]	(60,200)		(60,200)
Change in w.i.p., semi-finished products and finished goods	[3.26]	2,326		2,326
Personnel expenses	[3.27]	(56,313)		(56,313)
Amortisation and Depreciation	[3.28]	(26,131)		(26,131)
Impairment losses on trade receivables	[3.28]	(101)		(101)
Impairment losses on fixed assets	[3.28]	(853)		(853)
Other operating costs	[3.29]	(1,195)		(1,195)
Internal work capitalised	[3.23]	10,181		10,181

Operating costs		(174,534)	—	(174,534)

Operating profit		9,422	(1,691)	7,732

Financial income	[3.30]	19,789		19,789
Financial expense	[3.30]	(17,959)		(17,959)

Net financial expense		1,830	—	1,830

Pre-tax income (loss)		11,252	(1,691)	9,562

Income tax benefit (expense)	[3.31]	(672)	406	(266)

Profit (loss) for the year		10,581	(1,285)	9,296

of which attributable to the owners of the parent		10,581	(1,285)	9,296

(€‘000)
	Note	As previously reported 30/09/2022	Error correction	As restated 30/09/2022
Profit (loss) for the year		10,581	(1,285)	9,296

Other comprehensive income (expense)
Items that will never be reclassified to profit or loss (A)		—	—	—
Remeasurements of the net defined benefit liability (asset)	[3.15]	—	—	—
Related tax	[3.15]	—	—	—

		—	—	—

Items that are or may be reclassified to profit or loss (B)
Exchange differences on translation of foreign operations	[3.13]	797	—	797

		797	—	797

Other comprehensive income (expense), net of tax (A+B)		797	—	797

Comprehensive income (expense) for the year		11,378	(1,285)	10,093

Comprehensive income (expense) attributable to:		—
Owners of the parent		11,378	(1,285)	10,093

[2.3] Consolidation scope

The condensed consolidated interim financial statements of the Limacorporate Group include the financial statements of the parent and the Italian and foreign subsidiaries as at 30 September 2023 and detailed in the following table:

Description	Location	Currency	%
LIMA AUSTRIA GmbH	Seestadtstrasse 27 Top 6-7, 1220 Wien (Osterreich)	(EUR)	100%

LIMA BELGIUM SRL	Chaussée de Wavre 504, boîte 5A - 1390 Grez Doiceau (Belgium)	(EUR)	100%

LIMA CZ s.r.o.	Do Zahràdek I., 157/5 - 155 21 Praha 5 - Třebonice - (Czech Republic)	(CZK)	100%

LIMA DENMARK ApS	Lyngebaekgards Alle 2, 2990 Niva (Denmark)	(DKK)	100%

LIMA DEUTSCHLAND GmbH	Gasstraße 18 | Haus 1 - 22761 Hamburg - Germany	(EUR)	100%

LIMA DO BRASIL LTDA	Al. Campinas, 728 – 2° andar salas 201, 202, 203 e 204.- Jardim Paulista - Sao Paulo - SP - CEP:01404-001 (Brasil)	(BRL)	100%

LIMA FRANCE Sas	1, Allée des Alisiers - Immeuble “Le Galilée” - 69500 Bron - (France)	(EUR)	100%

LIMA IMPLANTES PORTUGAL S.U. LDA	Rua Pêro Vaz de Caminha 8 E 2660-441 Stº António Cavaleiros - (Portugal)	(EUR)	100%

LIMA IMPLANTES Slu	Francisco Sancha, 4 3ª planta | 28034 Madrid | España	(EUR)	100%

LIMA JAPAN K.K.	Tokyo Front Terrace 13F 2-3-14 Higashi Shinagawa,Shinagawa, Tokyo, 140-0002 , (Japan)	(JPY)	100%

LIMA KOREA Co., Ltd	2Fl., EunSung Bldg., 741 Yeongdong-daero, Gangnam Gu, Seoul, 06071, Korea	(KRW)	100%

LIMA NETHERLANDS B.V.	Bergweg 153A, 3707AC Zeist - (Netherlands)	(EUR)	100%

LIMA O.I. d.o.o. - ORTOPEDIJA I IMPLANTATI	Ante Kovačića, 3 - 10000 Zagreb - (Croatia)	(EUR)	100%

LIMA ORTHOPAEDICS AUSTRALIA Pty Ltd	Unit 1, 40 Ricketts Road - Mt Waverley, 3149 Victoria - (Australia)	(AUD)	100%

LIMA ORTHOPAEDICS NEW ZEALAND Pty Ltd	20 Crummer Rd Grey Lynn 1021 Auckland 1021 - New Zealand	(NZD)	100%

LIMA ORTHOPAEDICS SOUTH AFRICA (PTY) LTD	Northlands Deco Park, Stand 326, 10 Newmarket Street, Design Boulevard, Northriding, 2186 (South Africa)	(ZAR)	100%

LIMA ORTHOPAEDICS UK Ltd	4 Office Village Forder Way Cygnet Park Hampton Peterborough Peterborough PE7 8GX (United Kingdom)	(GBP)	100%

LIMA POLSKA SP. z.o.o.	ul. Ul Lopuszanska 95 - 02-457 Warsaw (Poland)	(PLN)	100%

LIMA SK S.r.o.	Cesta na Stadiòn 7 - 97404 Banska Banska Bystrica - (Slovakia)	(EUR)	100%

LIMA SWEDEN AB	Box 180 - SE-184 22 Akersberga - (Sweden)	(SEK)	100%

LIMA SWITZERLAND SA	Birkenstrasse, 49 - 6343 Rotkreuz - Zug - (Switzerland)	(CHF)	100%

TASFIYE HALINDE LIMA TURKEY ORTOPEDI AS	Serifali Mah. Hendem Cad.No: 54 Canan Residence OFIS A-2,34775 - UMRANIYE - Istanbul - (Turkiye)	(TRY)	100%

LIMA USA Inc.	2001 NE Green Oaks Blvd, Suite 100 - Arlington, TX 76006 - (United States)	(USD)	100%

LIMA SM S.p.A. in liquidazione	Strada Borrana, 38 - Serravalle 47899 - (Repubblica di San Marino)	(EUR)	100%

LIMA (BEIJING) MEDICAL DEVICES CO., LTD.	Room 616, 6/F, Building 1, No.1, Lize Zhong 2 Road, Chaoyang District, Beijing, China	(CNY)	100%

LIMA ORTHOPAEDICS CANADA INC.	3715 Laird Road Suite Unit 9, Mississauga, ON, Canada	(CAD)	100%

Subsidiaries are those companies over which the group has control, as defined by IFRS 10 Consolidated financial statements. Control exists when the group has the power to, directly or indirectly, govern the financial and operating policies of an entity to obtain benefits from its activities. The financial statements of subsidiaries are included in the consolidated financial statements starting from when control is assumed and until such control ceases to exist.

Subsidiaries are included in the consolidation scope from when the group acquires control, as defined above, and are excluded from when the group no longer has control.

On 1 January 2023, the subsidiary TechMah Medical LLC was merged by incorporation into the subsidiary Lima USA Inc.

The interim reporting date of all the consolidated companies is 30 September.

The basis of consolidation is set out below:

•

The line-by-line method, showing the portions of equity and profit or loss for the year attributable to non-controlling interests and recognising assets, liabilities, revenue and costs regardless of the percentage held in the subsidiaries.

•

Eliminating items deriving from intragroup transactions involving consolidated companies, including any unrealised gains and losses arising from intragroup transactions and recognising the resulting deferred tax effects.

•	Eliminating intragroup dividends and reallocating them to opening equity reserves.

•

Eliminating the carrying amount of investments in consolidated companies and the relevant portion of equity, allocating the resulting positive and negative differences to the relevant captions (assets, liabilities and equity), as defined at the time of acquisition of the investment and considering any subsequent variations. After control is acquired, any acquisitions of non-controlling interests or sales of shares to non-controlling interests that do not entail loss of control are recognised as owner transactions and the relevant effects are taken directly to equity. Any differences between the change in equity attributable to non-controlling interests and cash and cash equivalents exchanged are recognised under changes in equity attributable to the owners of the parent.

•

The financial statements of foreign operations are translated into Euros using the annual average rate for income statement items and the closing rate for statement of financial position items. The difference between the two rates along with the translation differences deriving from changes in opening and closing exchange rates are recognised as changes in equity.

The following rates were applied in translating the financial statements of foreign operations:

Currency	Average rate 2023	Closing rate: 30/09/2023	Average rate 2022	Closing rate: 30/09/2022
AUD - Australian Dollar	1.6205	1.6339	1.5044	1.5076
BRL - Brazilian Real	5.4245	5.3065	5.4631	5.2584
CAD - Canadian Dollar	1.4576	1.4227	1.3643	1.3401
CHF - Swiss Franc	0.9774	0.9669	1.0118	0.9561
CNY - Yuan Renminbi	7.6235	7.7352	7.0193	6.9368
CZK - Czech Koruna	23.8359	24.3390	24.6248	24.5490
DKK - Danish Krone	7.4486	7.4571	7.4399	7.4365
GBP - Pound Sterling	0.8707	0.8646	0.8472	0.8830
HRK - Croatian Kuna	n.a	n.a	7.5335	7.5240
JPY - Yen	149.6515	158.1000	135.9679	141.0100
KRW - Won	1,410.2500	1,425.2600	1,348.7900	1,400.6900
NZD - New Zealand Dollar	1.7547	1.7575	1.6468	1.7177
PLN - Zloty	4.5820	4.6283	4.6724	4.8483
SEK - Swedish Krona	11.4789	11.5325	10.5274	10.8993
TRY - Turkish Lira	24.1485	29.0514	16.8796	18.0841
USD - US Dollar	1.0833	1.0594	1.0638	0.9748
ZAR - Rand	19.8865	19.9813	16.9517	17.5353

[2.4] Basis of presentation

[2.4.1] Business combinations and goodwill

Business combinations are recognised using the acquisition method under IFRS 3. To this end, the acquired identifiable assets and the assumed liabilities are recognised at their respective acquisition-date fair value. The consideration transferred in a business combination is the aggregate of the fair value, at the date of exchange, of assets acquired, assumed liabilities and equity instruments issued by the acquirer, in exchange for control of the acquiree.

Goodwill is the positive difference between the consideration transferred, increased by both the fair value at the acquisition date of any non-controlling interests already held in the acquiree and the amount of non-controlling interests held in the acquiree by third parties (measured at fair value or based on the present value of the acquiree’s identifiable net assets), and the fair value of such assets and liabilities.

At the acquisition date, goodwill is allocated to the single cash-generating unit that is expected to benefit from the synergies of the business combination.

If the difference between the consideration transferred (increased by the above components) and the fair value of the net assets acquired is negative, this is recognised as a gain from a bargain purchase in the income statement in the year of acquisition.

Any goodwill related to non-controlling interests is included in the carrying amount of the relevant equity investments.

After initial recognition, goodwill is not amortised and is recognised net of any cumulative impairment losses, calculated using the methods set out in section [2.4.6] Impairment losses on assets.

As set out in section [3.2] Goodwill of this report, the market multiples method is used to determine the fair value of goodwill, using listed comparable companies (these multiples are compared with the implicit multiple calculated using the group’s actual figures), except for CGU TechMah for which the value in use is defined using estimated future cashflows by applying a discount rate.

IFRS 3 is not applied retrospectively to business combinations that took place prior to 1 January 2018, i.e., the date of the parent’s transition to the IFRS. Accordingly, the amount of goodwill determined under the previous reporting standards, i.e., the carrying amount at such date, is maintained for such business combinations, subject to the recognition of any impairment losses.

[2.4.2] Intangible assets

An intangible asset is an identifiable asset without physical substance, controlled by the group and that generates future economic benefits, in addition to goodwill when acquired against consideration.

Identifiability is defined with reference to the possibility of distinguishing the intangible asset acquired from goodwill. An intangible asset is identifiable when it: (i) arises from a legal or contractual right or (ii) is separable, i.e., can be sold, transferred, licensed, rented, or exchanged, either individually or together with a related contract. An entity controls an asset if it has the power to obtain the future economic benefits flowing from the underlying resource and to restrict the access of others to such benefits.

Intangible assets are stated at cost, which is determined in same manner as for property, plant and equipment.

Intangible assets with finite useful lives are amortised over their estimated useful lives starting from when they are available for use.

The amortisation rates adopted in 2022 and 2023 are shown in the following table by asset category:

Description	2023 - 2022 (*)
Start-up and capital costs	3 - 4 - 5 years
Development expenditure	5 - 10 years
Patents and intellectual property rights	10 - 20 years
Licences, trademarks and simiilar rights	3 - 4 - 5 years
Other	Contract term/Maximum 6 years

*	There were no changes to the amortisation rates

Development expenditure

Development expenditure is expensed when incurred.

Development expenditure incurred for a specific project is only capitalised when the group can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use and for sale, its intention to complete such asset and use or sell it, how the intangible asset will generate probable future economic benefits, the availability of adequate technical, financial and other resources to complete the development and its ability to measure reliably the expenditure attributable to the intangible asset during its development.

Subsequent to initial recognition, development expenditure is measured at cost less any accumulated amortisation and any accumulated impairment losses. Amortisation of the asset starts from when the development phase has been completed and the asset is available for use. The asset is amortised over the period for which the underlying project is expected to generate revenue for the group.

Patents and intellectual property rights

Patents and intellectual property rights refer to costs for patents owned by Limacorporate S.p.A.

Licences, trademarks and similar rights

This caption refers to costs to file and register trademarks and costs incurred to acquire commercial licences. The acquisition costs are amortised over a period equal to the useful life of the acquired right.

Other intangible assets

This caption refers to leasehold improvements carried out in prior years. The capitalised costs are amortised on the basis of the residual term of the relevant lease contract.

[2.4.3] Property, plant and equipment

Property, plant and equipment are recognised at acquisition or production cost including directly attributable costs incurred to ready the asset for its intended use. Such cost includes costs to replace parts of equipment and plant when they are incurred if they meet the recognition requirements.

Assets acquired under business combinations before 1 January 2018 (the date of the parent’s e to the IFRS) are recognised at their pre-existing carrying amount, determined within such business combinations in accordance with the previous reporting standards, i.e., at deemed cost.

The carrying amount (cost less accumulated depreciation and cumulative impairment losses) of the replaced parts of equipment and plant is taken to profit or loss at the time of replacement.

Maintenance and repair costs, which do not add to the value of the assets and/or prolong their residual useful lives, are expensed when incurred. Otherwise they are capitalised.

Property, plant and equipment are stated net of any accumulated depreciation and any cumulative impairment losses determined using the methods set out below. Depreciation is calculated on a straight-line basis over the estimated useful life of the asset for the group.

The depreciation rates used are shown in the following table by asset category:

	2023	2022
Buildings	3%	3%
Light constructions	10%	10%
Generic and specific plant	10% - 15.5%	10% - 15.5%
Machinery	15.5%	16%
Sundry and small equipment	25%	25%
Production equipment	10%	10%
Office furniture and machines	12%	12%
Electronic office machines	20%	20%
Transport vehicles	20%	20%
Cars	25%	25%
Right-of-use assets	Lease term	Lease term

The residual value of the assets, the useful life and the depreciation method applied are reviewed at each periods end and adjusted prospectively if necessary.

If significant parts of an item of property, plant and equipment have different useful lives, such parts are recognised separately. Land, free of construction or annexed to buildings, is recognised separately and is not depreciated since it has an unlimited useful life.

The carrying amount of an item of property, plant and equipment and every significant part initially recognised is eliminated on disposal or when no future economic benefits are expected from its use or disposal. The gain or loss arising from the derecognition of the item (calculated as the difference between the carrying amount of the asset and the net disposal proceeds) is included in profit or loss when the item is derecognised.

[2.4.4] Leases

If a contract contains a lease, at the commencement date, the lessee shall recognise an asset representing its right to use the underlying leased asset and a lease liability representing its obligation to make lease payments. The lessee shall recognise interest on the lease liability and depreciation of the right-of-use asset separately. At inception of a contract, the entity shall assess whether the contract is, or contains, a lease. The contract is, or contains, a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

[2.4.5] Equity investments

Investments in associates are measured using the equity method, recognising the group’s share of the profits or losses for the period in the income statement, with the exception of the effects related to other changes in the equity of the investee, other than owner transactions, that are directly recognised in other comprehensive income.

In the event of losses exceeding the carrying amount of the equity investment, the excess is recognised in a specific provision to the extent the parent is obliged to fulfil legal or constructive obligations to the investee or to cover its losses.

Investments in other companies are measured at fair value and the fair value gains and losses are taken to equity. If fair value cannot be reliably determined, they are measured at cost, adjusted for any impairment losses.

[2.4.6] Impairment losses

At the reporting date, the carrying amount of property, plant and equipment, intangible assets, financial assets and equity investments is tested for indicators of impairment. Should such indicators exist, the group estimates the recoverable amount of the asset to check the recoverability of the carrying amount and determine any impairment loss to be recognised. Intangible assets with indefinite useful lives or not yet available for use are tested for impairment at least annually, irrespective of whether any indication of impairment exists, or more frequently if an indication of impairment exists.

In order to identify impairment losses, assets are grouped into the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets (the cash-generating unit, CGU). Reference should be made to section [3.2] Goodwill for details of the group’s CGU. The recoverable amount of an asset or a CGU is the higher of its value in use and its fair value less costs to sell.

The market multiples method is used to determine the value in use using listed comparable companies. These multiples are compared with the implicit multiple calculated using the group’s actual figures. When the carrying amount of an asset or a CGU exceeds its recoverable amount, the group recognises an impairment loss in profit or loss. Impairment losses on the CGU are allocated first to reduce the carrying amount of any goodwill allocated to it and then to the other assets of the CGU pro rata on the basis of their carrying amounts. Impairment losses on goodwill cannot be reversed. Impairment losses on other assets are reversed to the carrying amount that would have been determined (net of amortisation and depreciation) had no impairment losses been recognised in prior periods.

[2.4.7] Financial instruments

The financial instruments held by the group are described below.

Financial assets

Financial assets include equity investments, loans and borrowings, as well as derivatives with a positive fair value, trade receivables and other assets, in addition to cash and cash equivalents.

Specifically, cash and cash equivalents include cash, bank deposits and highly marketable securities that are readily convertible to cash and are subject to an immaterial risk of changes in value.

Financial assets represented by debt instruments are classified in the consolidated financial statements and measured using the business model adopted by the group for managing financial assets and based on the cash flows related to each financial asset. Financial assets also include equity investments not held for trading. Such assets are strategic investments, and the group has opted to recognise fair value gains or losses thereon through profit or loss (fair value through profit or loss, FVTPL).

Financial assets are tested for impairment using a model based on expected credit losses.

Financial liabilities

Financial liabilities include loans and borrowings, as well as derivatives with a negative fair value, trade payables and other liabilities.

Financial liabilities are classified and measured at amortised cost, with the exception of those initially measured at fair value, e.g., financial liabilities related to considerations for business combinations and derivatives and financial liabilities for options on non-controlling interests.

Derecognition of financial assets and liabilities

A financial asset or liability (or, where applicable, part of a financial asset/liability or part of a group of similar financial assets/liabilities) is derecognised when the group unconditionally transfers the contractual rights to receive the cash flows of the financial asset or the obligation to make payments or fulfil other obligations related to the liability.

Derivatives and hedging transactions

To cover-interest-rate risks, interest-rate swap contracts are generally used. All derivatives are measured at fair value. If an economic hedge does not qualify for hedge accounting, then any derivative used is measured at fair value with all changes in fair value recognised in profit or loss. These changes will not be offset by gains or losses on the hedged item when the hedged item is not also measured at FVTPL.

[2.4.8] Inventories

Raw materials and packaging are measured at the lower of purchase cost and estimated replacement value based on market trends. The cost is calculated using the weighted average cost for the period.

Semi-finished products and finished goods are measured at purchase or production cost, considering their stage of completion, or their realisable value based on market trends, if lower. The production cost includes the reasonably attributable portion of direct and indirect manufacturing costs.

The resulting amount is written down through the allowance for inventory write-down to account for items whose expected realisable value is lower than their cost.

[2.4.9] Trade receivables and other assets and trade payables and other liabilities

Trade receivables and other assets that derive from the supply of credit facilities, goods or services to third parties are classified under current assets, except when they are due after one year of the reporting date with reference to loans and receivables. If they have a set due date, current and non-current loans and receivables, other current and non-current assets and trade receivables, with the exception of derivatives, are measured at amortised cost calculated using the effective interest method. If they do not have a set due date, financial assets are measured at cost. Loans and receivables due after one year that are non-interest bearing or accruing interest lower than market rates are discounted using market rates.

The above financial assets are measured using the expected credit loss impairment model introduced by IFRS 9.

Trade payables and other liabilities that arise from the acquisition of credit facilities, goods or services from a third part supplier are classified under current liabilities, except when they are due after one year of the reporting date with reference to loans and borrowings.

On initial recognition, current and non-current loans and borrowings, other current and non-current liabilities and trade payables are stated at fair value, which normally coincides with the transaction price including transaction costs. Subsequently, with the exception of derivatives, all financial liabilities are measured at amortised cost calculated using the effective interest method. Hedged financial liabilities are measured in accordance with hedge accounting.

[2.4.10] Employee benefits

The liability related to short-term employee benefits paid during the employment relationship is recognised on an accruals basis at the amount accrued at the reporting date.

The liability related to employee benefits paid upon or after termination of the employment relationship via defined benefit plans, is recognised at the amount accrued at the reporting date.

The liability related to employee benefits paid upon or after termination of the employment relationship via defined benefit plans, net of any plan assets and advances granted, is calculated using actuarial assumptions and recognised on an accruals basis in line with the service needed to obtain the benefits. Such liability is calculated by independent actuaries. The gain or loss deriving from the actuarial calculation is fully recognised in the statement of comprehensive income.

Defined benefit plan liabilities are measured using the actuarial assumptions set out in section [3.15] Employee benefits.

[2.4.11] Provisions for risks and charges

The provisions for risks and charges are recognised when the group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

The amount recognised as a provision is the best estimate of the expenditure required to settle the present obligation or transfer it to third parties at the reporting date. Where the effect of the discounting is material, the provisions are calculated by discounting the estimated future cash flows at a rate that reflects current market assessments of the time value of money. When discounting is used, the carrying amount of the provision increases to reflect the passage of time and this increase is recognised as borrowing cost.

[2.4.12] Share-based payments

The grant-date fair value of equity-settled share-based payment arrangements granted to employees is generally recognised as an expense, with a corresponding increase in equity, over the vesting period of the awards. The amount recognised as an expense is adjusted to reflect the number of awards for which the related service and non-market performance conditions are expected to be met, such that the amount ultimately recognised is based on the number of awards that meet the related service and non-market performance conditions at the vesting date. For share-based payment awards with non-vesting conditions, the grant-date fair value of the share-based payment is measured to reflect such conditions. With regard to non-vesting conditions, any differences between expected and actual outcomes do not have an impact on the consolidated financial statements.

The fair value of the amount payable to employees in respect of cash-settled share-based payments is recognised as an expense with a corresponding increase in liabilities, over the period during which the employees become unconditionally entitled to payment. The liability is remeasured at each reporting date and at the settlement date based on the fair value of the share-based payments. Any fair value gains or losses are recognised in profit or loss.

The parent has agreements with some managers for the award of options and/or shares (see section [4.7] Management Incentive plans).

[2.4.13] Revenue and expense

Based on the five-step model introduced by IFRS 15, the group recognises revenue after identifying the contract(s) with a customer and the performance obligations in the contract (transfer of goods and/or services), determining the transaction price to which it expects to be entitled in exchange for fulfilling performance obligations (at a point in time or over time). Revenue is measured on the basis of the transaction price excluding amounts collected on behalf of third parties. Based on the group’s internal analysis of contracts with customers, the group has not identified any performance obligations that are satisfied over time and, therefore, the group recognises revenue upon the transfer of control of the promised goods or services to the customer. Revenue is measured to the extent that it is probable that the economic benefits will flow to the group and the amount can be measured reliably.

Revenue is adjusted for any discounts and volume rebates allowed by the group in contracts with customers and for the payback (variable considerations) see [3.22] Revenue and other revenue and income and [3.14] Provisions for risks and charges for payback system.

Expense is recognised when the goods and services are sold or consumed during the period or by systematic allocation, or when it is not possible to identify their future use.

Expense items are classified by nature in accordance with the applicable IFRS.

[2.4.14] Government grants

Grants are recognized when there is reasonable assurance that the grant will be received.

Grants related to income are taken to profit or loss in the period in which the relevant expense is recognised.

Grants related to assets received for projects and development activities are recognised under liabilities and subsequently recognised under operating revenue in line with the amortisation and depreciation of the relevant assets.

Grants due for investments in research and development are recognised in line with the progress of the research, calculated on the basis of the progress reports issued to the relevant bodies and the stage of completion reported by those in charge of the research, if all requirements for their disbursement are met.

[2.4.15] Financial income and expense

Financial income and expense are recognised on the basis of interest accrued on the net amount of the relevant financial assets and liabilities, using the effective interest method.

[2.4.16] Dividends

Dividends are recognised when the shareholder’s right to receive payment is established.

[2.4.17] Income taxes

Income taxes recognised in profit or loss are the sum of current and deferred taxes.

Income taxes for the period are determined on the basis of ruling legislation. They are recognised in profit or loss, except for those related to items recognised directly in equity, for which the tax effect is accounted for directly in equity.

Income tax payables are recognised under current tax liabilities, net of advances paid. Any tax credits are recognised under current tax assets.

Deferred tax assets and liabilities are calculated on the temporary differences between the carrying amounts of assets and liabilities (resulting from the application of the accounting policies set out in note 2.4 “Basis of presentation”) and their tax bases (deriving from the application of the tax legislation ruling in the country of the subsidiaries). Current and deferred tax assets and liabilities are offset when the group has the legally enforceable right to offset.

Deferred taxes are calculated using the tax rates expected to be enacted in the periods in which the temporary differences will be recovered or settled. Deferred tax assets and liabilities are not discounted.

Deferred tax assets are recognised on temporary differences and to the extent that it is probable the group will have future taxable profits that will allow their recovery.

[2.4.18] Fair value

IFRS 13 is a common framework for fair value measurement and relevant disclosure when this measurement is required or allowed by other IFRS. Specifically, the standard sets out the definition of fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

IFRS 13 establishes a hierarchy that categorises the inputs used in the valuation techniques adopted to measure fair value into different levels, as follows:

•	level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity has the ability to access at the measurement date;

•	level 2: inputs other than quoted prices included in Level 1 that are observable for the assets or liabilities, either directly or indirectly;

•	level 3: inputs for the assets or liabilities that are not based on observable market data (unobservable inputs).

In some cases, the inputs used to measure the fair value of an asset or a liability might be categorised within different levels of the fair value hierarchy. In those cases, the fair value measurement is categorised in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.

The group recognises transfers among the different levels of the fair value hierarchy at the end of the periods in which the transfer took place.

Reference should be made to the notes to the individual financial statements’ items for the definition of the fair value hierarchy level used to classify the individual instruments measured at fair value or whose fair value is disclosed.

The fair value of derivatives is calculated by discounting estimated cash flows using the market interest rates at the reporting date and the credit default swaps issued by the counterparty and group companies, to include the non-performance risk explicitly provided for under IFRS 13.

Where market prices are not available, the fair value of non-derivative medium/long-term financial instruments is calculated by discounting estimated cash flows using the market interest rates at the reporting date and considering counterparty risk for financial assets and credit risk for financial liabilities.

[2.4.19] Use of estimates

In preparing the condensed consolidated interim financial statements, the directors were required to apply accounting policies that are, at times, based on judgements or past experience or assumptions deemed reasonable and realistic at the time, depending on the relevant circumstances. The application of such estimates and assumptions impacts the carrying amounts recognised in the statement of financial position, income statement, statement of comprehensive income and statement of cash flows, in addition to the disclosure provided. The end results of the assessments in which such estimates and assumptions were used may differ from those recognised in the consolidated financial statements due to the inherent uncertainty of the assumptions and the conditions underlying the estimates.

Actual results may differ from those estimated. Estimates and assumptions are reviewed on an ongoing basis. The effect of a change in accounting estimates is recognised in profit or loss in the period of the change, if the change affects that period only, or the period of the change and future periods, if the change affects both.

Estimates mainly refer to the following captions:

•	impairment losses on non-current assets and goodwill;

•	loss allowance;

•	allowance for inventory write-down;

•	recoverability of deferred tax assets;

•	estimate of the provisions for risks and contingent liabilities;

•	financial liabilities;

•	employee incentive plans.

Impairment losses on non-current assets and goodwill

Non-current assets include property, plant and equipment, intangible assets including goodwill and other financial assets.

Management periodically revises the carrying amount of non-current assets held and used and assets held for sale when events and circumstances require such revision. This is performed using the estimates of cash flows the group expects to derive from using or selling the asset and suitable discount rates for calculating the present value.

When the carrying amount of a non-current asset has been impaired, the group recognises an impairment loss equal to the excess between the carrying amount and the amount to be recovered through use or sale of the asset, determined using the parent’s or group’s most recent plans. Reference should be made to note [3.28] Impairment losses.

Loss allowance

The loss allowance is management’s best estimate of the potential credit losses on trade receivables from end customers. Reference should be made to note [3.9] Trade receivables and other assets and [3.19] trade payables and other liabilities for a description of the criteria used in estimating the allowance.

Allowance for inventory write-down

Inventories of slow-moving raw materials and finished goods are periodically analysed on the basis of historical data and the possibility of selling them at prices lower than normal market transactions. If, as a result, the carrying amount of inventories needs to be written down, the group recognises a specific allowance for inventory write-down.

Recoverability of deferred tax assets

The group pays taxes in numerous countries and some estimates are required to calculate the taxes in each jurisdiction. It recognises deferred tax assets to the extent that it is probable that future taxable profits will be available and over a period of time compatible with the time horizon implicit in the management estimates.

Estimate of the provisions for risks and contingent liabilities

The group could be subject to legal and tax disputes regarding a vast range of issues that are subject to the jurisdiction of various countries. Disputes and litigation against the group are subject to a different degree of uncertainty, including the facts and circumstances inherent to each dispute, the jurisdiction and different applicable laws. In the ordinary course of business, management consults its legal consultants and legal and tax experts. The group recognises a liability for such disputes when it is deemed probable that they will result in an outflow of resources and when the amount of the resulting losses can be reasonably estimated. If an outflow of resources is possible but the amount cannot be determined, such fact is disclosed in the notes to the consolidated financial statements.

Employee incentive plans and financial liabilities

Reference is made to section [4.7] for a description of the calculation of the fair value of share-based payments as part of group management incentive plans.

Section [3.16] provides details of the calculation of fair value of the group’s financial liabilities.

[2.4.20] Translation of foreign currency items

The financial statements of each consolidated company are prepared using the functional currency related to the economy where each company operates. Transactions in currencies other than the functional currency are recognised at the exchange rate at the date of the transaction. Foreign currency monetary assets and liabilities are subsequently translated at the closing rate and any exchange differences are taken to profit or loss. Foreign currency non-monetary assets and liabilities recognised at historical cost are translated using the exchange rate at the date of the transaction.

For consolidation purposes, the foreign currency financial statements prepared for consolidation purposes of the consolidated companies are translated using the closing rates for asset and liability captions, including goodwill and consolidation adjustments, and the average rate for the period (if similar to the respective transaction-date rates) or the period under consolidation, if lower, for income statement captions. The relevant exchange differences are taken directly to the statement of comprehensive income and reclassified to profit or loss when control over the investee is lost and, thus, it is deconsolidated.

[2.4.21] Operating segments

An operating segment is a component of an entity:

•	that engages in business activities from which it may earn revenue and incur expenses (including revenue and expenses relating to transactions with other components of the same entity);

•	whose operating results are regularly reviewed by the entity’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance; and

•	for which discrete financial information is available.

Note [4.1] provides information about the single operating segment identified.

[2.4.22.1] New standards and interpretations applicable from 1 January 2023

The amendments to the IFRS adopted during the period included:

Document Title	Issued Date	Effective Date

IFRS 17, ‘Insurance contracts’	December 2021	Annual periods beginning on or after 1 January 2023.

Narrow scope amendments to IAS 1, Practice statement 2 and IAS 8	February 2021	Annual periods beginning on or after 1 January 2023

Amendment to IAS 12 – deferred tax related to assets and liabilities arising from a single transaction	May 2021	Annual periods beginning on or after 1 January 2023

Amendment to IAS 12 - International tax reform - pillar two model rules	May 2021	23 May 2023

There are not any material impact from the application of these amendments.

[2.4.22.2] Other Standards

Document Title	Issue date by IASB	Effective date of IASB document

Amendments

Sale or Contribution of Assets between an Investor and its Associate or Joint Venture (Amendments to IFRS 10 and IAS 28)	September 2014	Deferred until the completion of the IASB project on the equity method

Amendment to IAS 1 – Non-current liabilities with covenants	October 2022	1 January 2024

Amendment to IFRS 16 – Leases on sale and leaseback	September 2022	1 January 2024

The group will adopt such new standards and amendments, on the basis of the relevant application date, and will assess the potential impacts on the consolidated financial statements. There are not any material impact from the application of these amendments.

[3] Notes to the condensed consolidated interim financial statements

Below are comments on the statement of financial position captions as at 30 September 2023. For details on statement of financial position captions deriving from related party transactions, reference should be made to note [4.5] Related party transactions.

[3.1] Other intangible assets

The carrying amount of other intangible assets at each period is as follows:

•	€20,625 thousand at 30 September 2023;

•	€58,234 thousand at 31 December 2022;

Changes in other intangible assets between 30 September 2023 and 31 December 2022 and a breakdown of historical cost, accumulated amortisation and any cumulative impairment losses are summarised in the following tables.

(€‘000)
Description	31/12/2022 Restated	Exchange Difference	Increases	Reclassifications	Decreases	Amortization	30/09/2023
Development expenditure	37,118	(548)	1,837	—	(35,492)	(508)	2,407
Industrial patents and intellectual property rights	2,208	(0)	198	—	(0)	(273)	2,133
Concessions, licences, trademarks and similar rights	5,900	38	856	26	(150)	(2,434)	4,236
Assets under development and payments on account	12,507	(400)	747	(26)	(1,272)	—	11,556
Other	500	(9)	13	—	(112)	(99)	293

TOTAL	58,234	(919)	3,651	—	(37,026)	(3,314)	20,625

(€‘000)
	30/09/2023
Description	Historical Cost	Accumulated Amortization	Carrying amount
Development expenditure	3,548	1,141	2,407
Industrial patents and intellectual property rights	3,739	1,606	2,133
Concessions, licences, trademarks and similar rights	20,265	16,030	4,236
Assets under development and payments on account	11,556	—	11,556
Other	1,615	1,323	293

TOTAL	40,724	20,099	20,625

Intangible assets with an indefinite useful life only comprise goodwill, while the other assets (development expenditure, industrial patents and intellectual property, concessions, licences, trademarks and similar rights, other intangible assets and assets under development and payments on account) all have a finite life. More information on each item is provided below.

Capitalized development expenditure amounts to €2,407 thousand at 30 September 2023 compared to €37,118 thousand at 31 December 2022. The significant decrease is mainly due to the write-off, made in the first nine months of 2023, of developments costs related to TechMah business, as consequence of the interruption of the project and the subscription of a new partnership with a software supplier on shoulder preoperative planning.

The decision to interrupt the project was formalized by an internal communication issued on 7 July 2023 by the new CEO, who was appointed on 12 September 2022, after investing several months in reviewing the pre-existing technologies strategy and consequently re-defining the strategy for 2023 and further years. See also [4.8] Events after the reporting date.

Industrial patents and intellectual property rights, amounting to € 2,133 thousand and €2,208 thousand at 30 September 2023 and 31 December 2022, respectively, are comprised of costs incurred by Limacorporate S.p.A. to acquire patents in half of 2023 and previous period.

Concessions, licences, trademarks and similar rights amounting to €4,236 thousand and €5,900 thousand at 30 September 2023 and 31 December 2022, respectively. The amount is mainly referred to the parent cost to register Lima products on the European, US, Chinese, Korean and Japanese markets.

Assets under development and payments on accounts, amounting to €11,556 thousand and €12,507 thousand at 30 September2023 and 31 December 2022, respectively.

[3.2] Goodwill

Goodwill amounts to €384,268 thousand and €384,216 thousand at 30 September 2023 and 31 December 2022, respectively.

Pursuant to IAS 36, goodwill is not subject to amortisation, but is tested for impairment at least annually or more frequently if events or circumstances indicate that it might be impaired. With regard to testing goodwill for impairment, the group identified a two operating CGUs for its operations, one for the Group except TechMah (“Group CGU”) and one related to TechMah.It considered the sources of information set out by IAS 36 such as the fact that management monitors the group’s performance and takes strategic decisions about its product offering and investments at group level.

The goodwill recognised in Limacorporate condensed consolidated interim financial statements in relation to the above- mentioned merger, together with other items of goodwill, was tested for impairment as at 31 December 2022. Specifically, the recoverable amount of the group’s assets was calculated by estimating their fair value and comparing it with the carrying amount of consolidated net invested capital at 31 December 2022 in order to examine whether recognised amounts had to be impaired.

At 30 September 2023 management evaluated that there are no indicators of triggering events which required to update the impairment test of Group CGU performed at 31 December 2022. In the context of the acquisition of Limacorporate Group by Enovis, the enterprise value shows the full recoverability of goodwill (25 September 2023 public information are available on Enovis Corporation website: “€800 million transaction includes a cash payment of €700 million at closing, and €100 million in shares of Enovis common stock expected to be issued within 18 months after closing…”).

Given the decision taken in early July by the management to interrupt the Smart Space project, an impairment test of TechMah CGU has been performed and led to the full write-off of the capitalized cost of Techmah CGU at 30 September 2023. See also [3.1] Other intangible assets.

[3.3] Property, plant and equipment

The carrying amount of property, plant and equipment and other assets at each period end is as follows:

•	€77,173 thousand at 30 September 2023;

•	€79,837 thousand at 31 December 2022.

Changes in property, plant and equipment assets between 30 September 2023 and 31 December 2022 and a breakdown of historical cost, accumulated amortisation and any cumulative impairment losses are summarised in the following tables:

(€‘000)
Description	31/12/2022 Restated	Exchange Difference	Increases	Reclassifications	Decreases	Other changes	Depreciation	30/09/2023
Land and buildings	15,496	—	119	—	—	—	(514)	15,102
Leased land and buildings	6,755	(46)	1,035	—	—	(143)	(2,775)	4,825
Plant and equipment	16,416	5	1,270	118	—	—	(3,062)	14,746
Leased plant and equipment	79	0	—	—	—	—	(12)	67
Industrial and commercial equipment	34,674	(222)	10,340	45	(657)	—	(11,715)	32,465
Leased industrial and commercial equipment	19	(0)	45	—	—	—	(15)	49
Other assets	1,787	(17)	475	—	(31)	—	(484)	1,730
Other leased assets	2,299	(23)	1,116	—	0	(14)	(1,081)	2,298
Assets under construction and payments on account	2,311	(0)	3,743	(163)	—	—	—	5,891

TOTAL	79,837	(304)	18,142	—	(687)	(157)	(19,659)	77,173

(€‘000)
Description	30/09/2023
	Historical Cost	Accumulated Depreciation	Accumulated Impairment Losses	Carrying amount
Land and buildings	23,990	8,888	—	15,102
Leased land and buildings	17,458	12,632	—	4,825
Plant and equipment	60,532	45,786	—	14,746
Leased plant and equipment	202	134	—	67
Industrial and commercial equipment	144,966	112,067	434	32,465
Leased industrial and commercial equipment	74	25	—	49
Other assets	8,290	6,560	—	1,730
Other leased assets	5,330	3,032	—	2,298
Assets under construction and payments on account	5,891	—	—	5,891

TOTAL	266,732	189,124	434	77,173

Land and building, amounting to €15,102 thousand at 30 September 2023 and €15,496 thousand at 31 December 2022. The decrease occurred during the first nine months of 2023 is mainly due to the amortization effect.

Plant and equipment, amounting to €14,746 thousand at 30 September 2023 and €16,416 thousand at 31 December 2022. The decrease in plant and equipment during the first nine months of 2023 mainly refers to the amortization effect. The investments of €1,270 thousand refer to the acquisition of production machines.

Industrial and commercial equipment amounting to €32,465 thousand and €34,674 thousand at 30 September 2023 and 31 December 2022, respectively and is chiefly comprised of equipment capitalised during the current and previous years. The decrease of €657 thousand is mainly due to write-off of obsoleted instrument sets.

Other assets amounting to €1,730 thousand and €1,787 thousand at 30 September 2023 and 31 December 2022, respectively. This category includes office furniture and machines, electronic office machines, transport vehicles and cars. Investments, during the first nine months of 2023 amounting to €475 thousand refer to purchases of electronic office machines and furniture.

Asset under construction amounting to €5,891 thousand and €2,311 thousand at 30 September 2023 and 31 December 2022, respectively. The increase in assets under construction and payments on account during 2023 is mainly due to costs incurred to expand the Villanova production facility and for the purchase of production equipment and machinery.

Some plant and equipment are subject to a special lien at the reporting dates. Additional information is provided in note [3.16] Current and non-current financial liabilities.

Changes in right-of-use assets deriving from the application of IFRS 16 are set out in the following tables, where such changes are shown for each asset category along with details on the historical cost and accumulated depreciation:

(€‘000)
Description	31/12/2022 Restated	Exchange Difference	Increases	Decreases	Other changes	Depreciation	30/09/2023
Right-of-use assets
Leased land and buildings	6,755	(46)	1,035	—	(143)	(2,775)	4,825
Leased plant and equipment	79	0	—	—	—	(12)	67
Leased industrial and commercial equipment	19	(0)	45	—	—	(15)	49
Other leased assets	2,299	(23)	1,116	0	(14)	(1,081)	2,298

TOTAL	9,153	(69)	2,195	0	(157)	(3,883)	7,239

Lease liabilities deriving from the application of IFRS 16 are included under current and non-current financial liabilities (analysed in note [3.16] Current and non-current financial liabilities). Changes in current and non-current lease liabilities between 30 September 2023 and 31 December 2022 are set out below:

(€‘000)
Description	31/12/2022 Restated	Exchange Difference	Increases	Decreases	Other changes	Reclassifications	30/09/2023
Lease liabilities as per IFRS 16 - non-current portion	4,552	(6)	2,194	(605)	(157)	(1,474)	4,504
Lease liabilities as per IFRS 16 - current portion	3,265	(63)	1	(2,758)	—	1,474	1,920

TOTAL	7,817	(68)	2,195	(3,363)	(157)	—	6,424

The decrease in lease liabilities of current portion of €2,758 thousand refers to the payments of the period.

The increase of €2,194 thousand refers for about €700 thousand to new offices in Germany and for about €1,494 to other assets.

[3.4] Equity investments

Equity investments amount to €2 thousand as at 30 September 2023 and no changes in the caption occurred compared to 31 December 2022.

The following information is provided on direct and indirect equity investments in subsidiaries, associates and other companies.

Subsidiaries

On 1 January 2023, the subsidiary TechMah Medical LLC was merged by incorporation into the subsidiary Lima USA Inc.

Other companies

Equity investments in other companies amount to €2 thousand and refer to CAAF Interregionale dipendenti S.r.l., Consorzio Friuli Energia, Terra degli Elimi and CE.R.ME.T..at 30 September 2023.

[3.5] Deferred tax assets and liabilities

Deferred tax assets and liabilities are only offset when there is a legal provision within the same tax jurisdiction. The group recognised deferred tax assets and liabilities on the temporary differences between carrying amounts and tax bases. The latter were calculated using the rates ruling when the temporary differences will reverse in the different countries where the group operates.

Deferred tax assets and liabilities are broken down as follows on 30 September 2023 and 31 December 2022:

(€‘000)
Description	30/09/2023	31/12/2022 Restated	Variation
Deferred tax assets	12,681	11,558	1,123
Deferred tax assets arising on consolidation	20,641	20,151	490

TOTAL	33,322	31,709	1,613

(€‘000)
Description	30/09/2023	31/12/2022 Restated	Variation
Deferred tax liabilities	8,713	9,414	(701)
Deferred tax liabilities arising on consolidation	560	9,861	(9,301)

TOTAL	9,273	19,275	(10,002)

[3.6] Other non-current financial assets

Other non-current financial assets amounting to €940 thousand at 30 September 2023. The amount refers to fair value of Interest Rate Swap at 30 September 2023 subscribed in first nine months of 2023 as described in note [3.17] Derivatives.

[3.7] Other non-current assets

Other non-current assets, amounting to:

•	€958 thousand at 30 September 2023;

•	€861 thousand at 31 December 2022.

Refer to guarantee deposits, mainly for rental contracts taken out by the group.

[3.8] Inventories

A breakdown of inventories at 30 September 2023 and 31 December 2022 is provided below:

(€‘000)
Description	30/09/2023	31/12/2022 Restated	Variation
Raw materials and supplies	6,755	6,272	483
Work in progress and semi-finished products	11,996	11,533	463
Finished goods	83,509	79,583	3,926
Goods in transit	1,166	831	335
Allowance for inventory write-down	(12,393)	(11,492)	(901)

TOTAL	91,033	86,727	4,306

Inventories were measured using the cost of the production company for the consolidated companies.

The allowance for inventory write-downs, amounting to €12,393 thousand at 30 September 2023 and €11,492 thousand at 31 December 2022, changed as follows during the period:

(€‘000)
Description	Amount
Balance at 31/12/2022 restated	11,492
Exchange difference	46
Utilisations	(795)
Accruals	1,651

Balance at 30/09/2023	12,393

Utilisations of the allowance during the first nine months of 2023 is mainly referred to the scrapping of obsolete goods by Limacorporate S.p.A. and the accruals done by the subsidiaries and Limacorporate S.p.A..

[3.9] Trade receivables

Trade receivables at 30 September 2023 amount to €72,829 thousand, compared to €70,161 thousand at 31 December 2022, and are broken down as follows:

(€‘000)
Description	Gross Amount	Loss allowance	Carrying Amount 31/12/2022 restated
Trade receivables - third parties	72,527	2,387	70,140
Trade receivables - related parties	21	—	21

TOTAL	72,548	2,387	70,161

(€‘000)
Description	Gross Amount	Loss allowance	Carrying Amount 30/09/2023
Trade receivables - third parties	76,337	3,508	72,829
Trade receivables - related parties	0	—	0

TOTAL	76,337	3,508	72,829

The loss allowance amounts to €3,508 thousand and €2,387 thousand at 30 September 2023 and 31 December 2022, respectively.

The loss allowance is management’s estimate of the expected credit losses on trade receivables from customers. The estimate is based on the group’s expected credit losses, determined using past experience with similar receivables, current and historical overdue amounts, losses and collections, a careful monitoring of credit quality and forecasts of economic and market conditions.

Changes in the loss allowance in 2023 and 2022 are as follows:

(€‘000)
Description	30/09/2023
Balance at 31/12/2022 restated	2,387
Exchange difference	33
Accruals	1,233
Utilisations	(145)

Closing balance	3,508

The utilisations mainly refer to losses related to various positions against small different clients.

[3.10] Current tax assets

Tax assets amounting to €1,386 thousand and €2,087 thousand at 30 September 2023 and 31 December 2022, respectively and include direct taxes, particularly in relation to the parent’s IRES for €463 thousand and €1,619 thousand at 30 September 2023 and 31 December 2022, respectively.

[3.11] Other current assets

Other current assets amounting to €13,928 thousand and €14,192 thousand at 30 September 2023 and 31 December 2022, respectively, and are broken down as follows:

(€‘000)
Description	30/09/2023	31/12/2022 Restated	Variation
Grants	5,023	5,281	(258)
Advances to suppliers	1,032	1,327	(295)
Advances to agents	920	776	144
VAT	1,377	1,317	60
VAT to be offset	949	325	624
Other tax assets	221	827	(606)
Insurance premiums and sureties	841	574	267
Hire and maintenance	1,213	873	340
Other sundry	842	1,354	(512)
Other	1,511	1,538	(27)

TOTAL	13,928	14,192	(237)

Assets for research grants refer mainly to:

•	PON-SIB grant (€4,630 thousand at 30 September 2023 and €4,630 at 31 December 2022);

•	MCBEES grant (€0 at 30 September 2023 and €258 thousand at 31 December 2022);

•	AIM grant (€40 thousand at 30 September 2023 and €40 thousand at 31 December 2022);

•	IAREPAM grant (€158 thousand at 30 September 2023 and €158 thousand at 31 December 2022);

•	PROST3SIS grant (€195 thousand at 30 September 2023 and €195 thousand at 31 December 2022).

Other assets also include guarantee deposits on gas and electricity consumption (€472 thousand at 30 September 2023 and 31 December 2022).

Hire and maintenance amounting to €1,213 thousand and €873 thousand at 30 September 2023 and 31 December 2022, respectively. The increase is mainly due to prepayments of the new maintenance agreement.

[3.12] Cash and cash equivalents

Cash and cash equivalents amounting to €27,127 thousand and €25,920 thousand at 30 September 2023 and 31 December 2022, respectively.

This caption shows the group’s liquidity at the reporting date.

Reference should be made to the statement of cash flows for an analysis of changes in cash and cash equivalents.

(€‘000)
Description	30/09/2023	31/12/2022 Restated	Variation
Bank and postal accounts	27,110	25,903	1,207
Cash-in-hand and cash equivalents	17	17	(0)

TOTAL	27,127	25,920	1,207

[3.13] Equity

Equity attributable to the owners of the parent amounts to €316,024 thousand and €306,564 thousand at 30 September 2023 and 31 December 2022, respectively and is broken down as follows:

(€‘000)
Description	30/09/2023	31/12/2022 Restated	Variation
Share capital	9,868	9,868	0
Share premium reserve	14,425	14,425	0
Legal reserve	2,101	2,101	(0)
Capital contributions	74,347	28,051	46,296
Merger reserve	288,261	288,261	0
Actuarial reserve	31	31	0
Translation reserve	3,007	2,379	628
Other reserves	13,003	2,687	10,316
Retained earnings (losses carried forward)	(41,236)	(21,966)	(19,270)
Loss for the year	(47,784)	(19,273)	(28,511)

Equity	316,024	306,564	9,460

Parent’s share capital at 30 September 2023 and 31 December 2022 is €9,868 thousand and is fully subscribed and paid up. It comprises of €9,868 thousand ordinary shares without a nominal amount.

The share premium reserve amounts to €14,425 thousand and it is unchanged during the period.

Legal reserve amount to €2,101 thousand at 30 September 2023 and €2,101 thousand at 31 December 2022. This reserve is not distributable. Merger reserve, amounting to €288,261 thousand at 30 September 2023 and 31 December 2022 and no changes during the period under analysis, comprises the effects of the reverse merger between the parent and Emil Holding III S.p.A. in October 2016 on equity.

Capital contribution for capital amounting to € 74,347 thousand at 30 September 2023 and € 28,051 thousand at 31 December 2022.

The transactions that affected this caption are summarised below:

a.	€4,963 thousand for the contribution in kind made in 2021 by the shareholder for the acquisition of TechMah Medical.

The contribution in kind is directly related to the shared-based payment of certain milestones regarding the acquisition of TechMah Medical. Under the agreement signed in 2018, the subsidiary Lima USA allocated the founding shareholders of TechMah Medical a set number of new EmilNewCo Sarl (indirect parent of Limacorporate S.p.A. with a 100% interest) shares upon reaching set targets regarding the development of new products benefiting the group.

The above-mentioned allocation of shares in October 2021 led to a share capital increase for EmilNewCo and the recognition of an amount due from the founding shareholders of TechMah Medical equal to the liability recognised by Lima USA for the contractual milestones to be settled. The two transactions between the founding shareholders of Techmah Medical and Lima Group (EmilNewCo Sarl, Limacorporate S.p.A. and Lima USA) have been offset using claim notes, which generated the capital injection referred to above.

b.	capital injection by the shareholder of €20,000 thousand in June 2020.

c.

€3,088 thousand for the agreement with HSS (Hospital for Special Surgery). On 4 January 2019, Lima USA and HSS (the operator of the most prestigious US orthopaedic surgery hospital in New York) signed a collaboration agreement for the production of implants on hospital grounds, via the following agreements:

I.

a six-year lease for the premises where Lima USA will produce the implants for HSS, of which payment for the first three years have been made by awarding HSS a fixed number of new Emil NewCo shares and the second three years will be paid by monthly instalments;

II.	a supply contract which establishes that HSS will bear the cost of any leasehold improvements made by Lima USA and will receive a set number of new Emil NewCo shares in return.

The accounting effects of the above transaction with HSS are as follows:

•	recognition of other right-of-use assets for €1,793 thousand, lease liabilities of €875 thousand and other reserves of €918 thousand.

•	recognition of greater leasehold improvement costs of €2,170 thousand with a balancing increase of €2,170 thousand in other reserves.

d.	Capital injection by the shareholder of €46,296 thousand in February 2023.

Actuarial reserve was set up as a result of application of IAS 19 for post-employment benefits and has a positive balance of €31 thousand at 30 September 2023 and 31 December 2022, respectively.

Translation reserve, with a positive balance of €3,007 thousand at 30 September 2023 and €2,379 thousand at 31 December 2022, reflects the changes in the group’s share of the equity of consolidated companies due to changes in exchange rates of such companies’ functional currencies compared to the presentation currency of the condensed consolidated interim financial statements.

The main items making up the other reserves are as follows:

•

the revaluation reserve, which arose from the merger of Lima S.p.A., amounts to €111 thousand and is recognised in compliance with Law no. 413 of 30 December 1991 in relation to deferred tax on the revalued amount of land and industrial buildings. There were no changes in the reserve during the three-year period.

•

the IFRS 2 reserve amounting to €15,028 thousand and €4,650 at 30 September 2023 and 31 December 2022, respectively, deriving from the accounting treatment of cash-settled share-based payment and equity-settled share-based payment arrangements, due to a new incentive plan signed by the company during the third part of 2022;

•	other sundry reserves of €1,764 thousand and €1,987 thousand at 30 September 2023 and 31 December 2022, respectively.

Retained earnings (losses carried forward) amount to a negative net balance of €41,236 thousand at 30 September 2023 and €21,966 thousand at 31 December 2022.

The following supplementary information is provided on the parent’s reserves:

1) Reserves or other provisions that do not contribute to the taxable profit of shareholders in the event of distribution regardless of when they are formed.

(€‘000)
	30/09/2023	31/12/2022 Restated
Emil Holding III merger reserve	288,261	288,288
Capital injections for capital increase	74,347	28,051
Share premium reserve	14,425	14,425

TOTAL	377,033	330,764

2) Reserves or other provisions that do contribute to the taxable profit of the parent in the event of distribution regardless of when they are formed.

(€‘000)
	30/09/2023	31/12/2022 Restated
Revaluation reserve as per Law no. 413/1991	111	111

TOTAL	111	111

3)	Reserves included in share capital.

Reserves or other provisions that do contribute to the taxable profit of shareholders in the event of distribution, irrespective of when they were set up, for a free share capital increase by using the reserve as per the shareholders’ resolution of 15 October 1999.

(€‘000)
	30/09/2023	31/12/2022 Restated
Extraordinary reserve	540	540

TOTAL	540	540

[3.14] Provisions for risks and charges

Details of this caption and changing between 30 September 2023 and 31 December 2022 are set out below.

(€‘000)
Description	31/12/2022 Restated	Exchange Difference	Increases	Decreases	Reclassifications	30/09/2023
Pension and similar provisions	584	(0)	183	—	—	768
Other provisions	16,572	1	12,675	(542)	—	28,705

TOTAL	17,156	1	12,858	(542)	—	29,473

Agents’ termination indemnity (€768 thousand and €584 thousand at 30 September 2023 and 31 December 2022, respectively) is the estimated liability deriving from the application of ruling legislation and the contractual clauses in relation to the termination of agency contracts. Unlike accruals to the provision for risks, warranties and other provisions, accruals to agents’ termination indemnity are classified by nature among costs for services.

Other provisions, amounting to €28,705 thousand and €16,572 thousand at 30 September 2023 and 31 December 2022 respectively, are mainly comprised as follows:

•

the provision for charges of €1,521 thousand and €1,859 thousand at 30 September 2023 and 31 December 2022, respectively, of which €1,521 thousand and €1,460 thousand related to commission expense on revenue yet to be invoiced, €nil thousand and €nil thousand related to highly probable consultancy success fees the payment date of which is not yet known, both respectively at 30 September 2023 and 31 December 2022 and €nil thousand at 30 September 2023 and €399 thousand at 31 December 2022 related to highly probable non- competition agreements the payment date of which is not yet known;

•	The provision related to the payback system €17,774 thousand that increases from the prior period for an amount equal to €3,457 thousand;

•	compensation for damage caused by products of €545 thousand and €300 thousand at 30 September 2023 and 31 December 2022, respectively.

•	The provision of €8,533 thousand for some claims arose during the year

The market in which the Group operates is strictly controlled by laws and regulations such as, e.g., the EU Medical Devices Regulation (‘MDR’) in Europe and the Federal Food, Drug and Cosmetic Act (‘FDCA’) in USA. In order to demonstrate adherence to regulatory requirements and to maintain the ability to sell its products, the Group must obtain and maintain authorisations and certifications from the relevant authorities. Discussions are currently underway with the Australian authority, the Therapeutic Goods Administration (the ‘TGA’), which has been provided with clarification regarding an observation made by the TGA on the high revision rate of certain elements of the ‘SMR’ shoulder solution.

[3.15] Employee benefits

Employee benefits amounts to €1,258 thousand and €1,296 thousand at 30 September 2023 and 31 December 2022, respectively.

At 30 September 2023 this item mainly consists of post-employment benefits due upon termination of employment pursuant to current legislation in Italy. The actuarial model used to measure Italian post-employment benefits (“TFR”) is based on the same assumptions previously used for measurement at 31 December 2022, illustrated in the notes to the consolidated financial statements at 31 December 2022, to which reference should be made, as there were no significant changes in the demographic or economic assumptions underlying the actuarial calculation in the half of 2023 and 2022, respectively.

(€‘000)
Description	30/09/2023	31/12/2022 Restated	Variation
Balance at 1 January	1,296	1,442	(146)
Exchange difference	(32)	(13)	(19)
Benefits settled/advances paid	(183)	(189)	6
Accruals	1,393	1,716	(323)
Cometa Fund, other pension funds	(1,226)	(1,599)	373
Post-employment benefits — Substitute tax on revaluation	9		9
Interest	—	10	(10)
Actuarial gain	—	(71)	71

TOTAL	1,258	1,296	(38)

[3.16] Current and non-current financial liabilities

Non-current financial liabilities, amounting to €285,597 thousand at 30 September 2023 and €10,165 at 31 December 2022, comprise the portion of loans and borrowings due after one year and are broken down as follows:

(€‘000)
Description	30/09/2023	31/12/2022 Restated	Variation
Non-current bank loans and borrowings	191	363	(172)
Non-current bank loans and borrowings (due after five years)	2	2	0
Bonds	280,635	—	280,635
Other financial liabilities	—	5,248	(5,248)
Derivatives	265	—	265
Lease liabilites as per IFRS 16	4,504	4,552	(48)

TOTAL	285,597	10,165	275,432

Derivatives, amounting to €265 thousand at 30 September 2023, refer to fair value of Interest Rate Cap subscribed in first nine months of 2023 as described in note [3.17] Derivatives.

Current financial liabilities, amounting to €20,102 thousand at 30 September 2023 and €336,659 at 31 December 2022, comprise the current portion of loans and borrowings and are broken down as follows:

(€‘000)
Description	30/09/2023	31/12/2022 Restated	Variation
Credit cards	454	383	71
Current bank loans and borrowings	12,000	54,000	(42,000)
Bank loans and borrowings - current portion	301	386	(85)
Bonds - current portion	—	274,039	(274,039)
Accrued expenses on bonds - due within one year	4,977	1,979	2,998
Accrued financial expense - due within one year	265	298	(33)
Loans and borrowings with other financial backers	185	2,310	(2,125)
Lease liabilites as per IFRS 16	1,920	3,265	(1,345)

TOTAL	20,102	336,660	(316,558)

Current financial liabilities chiefly include the bond issued by Limacorporate S.p.A. in 2017 equal to €0 thousand and €274,039 thousand at 30 September 2023 and 31 December 2022, respectively, related to senior secured bonds redeemable in 2023 for a total nominal amount of €275 million. The bonds were initially recognised at fair value, net of directly related costs, and measured at amortised cost applying the effective interest rate method.

The bonds have coupons based on the 3-month Euribor plus a 3.75% spread, with a Euribor floor threshold of 0.00%. They are listed on the Euro MTF market of the Luxembourg Stock Exchange and the professional section of the ExtraMOT market of the Italian Stock Exchange.

The coupons mature every three months on 15 February, 15 May, 15 August and 15 November each year starting from 15 November 2017.

The following guarantees were issued in relation to the bonds:

•	pledge on the shares of Limacorporate S.p.A.;

•	pledge on the shares of some subsidiaries;

•	pledge on some of the current accounts of the parent and some subsidiaries;

•	special lien on plant, equipment and other items of property, plant and equipment of the parent;

•	lien on certain categories of assets of some subsidiaries;

•	guarantees on some categories of assets of the parent and some subsidiaries.

In relation to the refinancing put in place in 2017, as well as the issue of bonds, Limacorporate also finalised an agreement for a new super senior revolving credit facility for a maximum of €60 million. It may also be used partially, in several instalments with set repayment terms. If the financial covenants are complied with, the interest rate is the same as the bond, i.e., 3-month Euribor plus a 3.75% spread, with a Euribor floor threshold of 0.00%.

The same guarantees provided for the issue of the bonds were granted for this revolving credit facility; specifically:

•	pledge on the shares of Limacorporate S.p.A.;

•	pledge on the shares of some subsidiaries;

•	pledge on some of the current accounts of the parent and some subsidiaries;

•	special lien on plant, equipment and other items of property, plant and equipment of the parent;

•	lien on certain categories of assets of some subsidiaries;

•	guarantees on some categories of assets of the parent and some subsidiaries.

€54 million was used at 31 December 2022.

If more than 35% (as explained in financing agreement) of the available amount of the revolving facility is used (i.e., draw- downs exceeding €21 million), a covenant related to the ratio of “Super Senior Net Debt” (represented by the utilization of the revolving facility less cash and cash equivalents) and consolidated EBITDA which cannot exceed 1.83, is activated under the terms of the contract. Such covenant was complied with at 31 December 2022.

On 3 February 2023, the parent issued new senior secured bonds redeemable in February 2028 for a total nominal amount of €295 million. In addition to the bond issue, the parent also signed a new super senior revolving facility for a maximum of €65 million expiring in November 2027 (used for €12 million at 30 September 2023).

On 9 March 2023, the parent privately placed additional notes with the same terms and conditions as the bonds, for an amount of €15 million.

The pre-existing bonds and super senior revolving facility were fully redeemed and repaid.

The bonds have coupons based on the 3-month Euribor plus a 5.75% spread, with a Euribor floor threshold of 0.00%. They are listed on the Euro MTF market of the Luxembourg Stock Exchange.

The completion of the refinancing also saw a significant capital injection of €46,295 thousand by the parent’s shareholder.

A covenant exists on the new revolving facility similar, whereby if more than 40% (as explained in financing agreement) of the available amount of the revolving facility is used (i.e., draw-downs exceeding €26 million), a covenant related to the ratio of “Super Senior Net Debt” (represented by the utilization of the revolving facility less cash and cash equivalents) and consolidated EBITDA which cannot exceed 1.53, is activated under the terms of the contract. Such covenant was not tested as at 30 September 2023 since the testing condition had not been met.

Non-current financial liabilities (“Other current financial liabilities”) and current financial liabilities (“Other loan and borrowing”) also include liabilities for the purchase of business units related to the amount due in 2024 for the acquisition of a business unit from the group’s Sicilian distributor. The non-current amount is €nil at 30 September 2023 and €185 thousand at 31 December 2022. The current amount is €185 thousand at 30 September 2023 and €nil at 31 December 2022.

The caption also includes the non-current portion of the medium/long-term loans taken out by the parent for the SICAT and IAREPAM projects and by some branches in relation to the relief available for the Covid-19 pandemic, detailed as follows (residual amount includes current and no current portion of medium/long- term loans):

(€‘000)
Company	Description	Original amount	Rate	Expiry date	Residual amount at 30/09/2023	Guarantee
Limacorporate S.p.A.	SICAT sustainable growth fund 1st progress report	274	Fixed	30/06/2026	105	None
Limacorporate S.p.A.	SICAT sustainable growth fund 2nd progress report	339	Fixed	30/06/2026	138	None
Limacorporate S.p.A.	Sustainable grow th fund “Project IAREPAM - Artificial Intelligence for the Efficient Development of an Implant in Additive Manufacturing” 1st progress report	6	Fixed	30/06/2031	6	None
Lima France	Covid-19 subsidised loan	500	Fixed	31/05/2024	171	Government guarantee
Lima Austria	Covid-19 subsidised loan	200	0% until August 2022, then a floating loan	31/12/2024	75	None

Total		1,319			495

Current and non current bank loan and borrowing include the group medium-long term loans that are explained in part also in the table above and are the follows:

•

subsidised loan of €500 thousand granted by BNP Paribas to Lima France in May 2020 to be used to offset the negative economic effects of the Covid-19 pandemic. The interest subsidised rate was 0.45%; The residual amount at 30 September 2023 is €171.

•

subsidised loan of €200 thousand granted by Unicredit Bank of Austria to Lima Austria in August 2020. Like the above loans, the Austrian group company applied for this loan to offset the negative economic effects of the Covid-19 pandemic. The subsidised interest rate applied is 0.00% until August 2022 after which it will be the 3M Euribor + 0.75%; The residual amount at 30 September 2023 is €75 thousand.

Accrued financial expense and accrued expenses on bonds due within one year include interest accrued at each reporting date and not yet paid.

Other financial liabilities (non-current) and Other loans and borrowings (current)—include mainly the amounts yet to be paid in relation to the acquisition of TechMah Medical LLC (contingent consideration).

On 18th September 2023 the company was served a Complaint filed by the founding shareholders of TechMah Medical (“TechMah Founders”) versus Lima USA Inc. and Limacorporate S.p.A. for alleged breach of contract based on the milestones set out in the Investor and Founders Agreement entered into by TechMah Medical LLC, TechMah Founders, Lima USA Inc., and Limacorporate S.p.A. on 8th October 2021.

The Complaint contains high level allegations that Lima USA, Inc. and Limacorporate S.p.A. breached the Investor and Founders Agreement (“I&F Agreement”) by not using their “reasonable best efforts” to achieve some Regulatory Milestones and by failing to pay out certain Commercial Milestones the Founders assume have been met.

On 20th November 2023 the company filed a motion to dismiss, stating that Lima did not breach the I&F Agreement and has no liability to Plaintiffs.

On 22nd December 2023 the company was served an Amended Complaint by the TechMah Founders, which reiterated their previous allegations.

The company has filed a Defendants’ Answer To Verified Amended Complaint and Defendants Counterclaims which contains a request for compensatory damages in an amount to be determined at trial, but not less than $ 50 million.

As the matter is now going to be addressed by the court there is no contingent consideration to be recorded as a financial liability in the financial statements as at 30th September 2023. In view of these recent events and also based on the support of legal counsel, a certain amount has been provided together with other claims.

Finally, financial liabilities include lease liabilities deriving from the application of IFRS 16. The discount rate applied at 30 September 2023 and 31 December 2022 was revised and modified to take into consideration the higher interest rates compared to previous years.

Changing in the caption between 30 September 2023 and 31 December 2022 are set out below:

(€‘000)
Description	31/12/2022 Restated	Exchange Difference	Increases	Decreases	Other changes	Reclassifications	30/09/2023
Lease liabilities as per IFRS 16 - non-current portion	4,552	(6)	2,194	(605)	(157)	(1,474)	4,504
Lease liabilities as per IFRS 16 - current portion	3,265	(63)	1	(2,758)	—	1,474	1,920

TOTAL	7,817	(68)	2,195	(3,363)	(157)	—	6,424

Lease liabilities are detailed by due dates as follows:

(€‘000)
Descrizione	30/09/2023	31/12/2022 Restated
Current liabilities - due within one year	1,920	3,265
Non-current liabilities - due from one to five years	4,317	3,997
Non-current liabilities - due after five years	187	555

TOTAL	6,424	7,817

[3.17] Derivatives

The derivatives refer to the interest rate swap and to the interest rate cap signed to hedge the bond issued in the first nine months of 2023.

The fair value of interest rate cap at 30 September 2023 is negative for €265 thousand and is included in non-current financial liabilities. The fair value of interest rate swap at 30 September 2023 is positive for €940 thousand and is included in non-current financial assets.

The derivatives are not listed. Therefore, their fair value is measured using financial techniques and compared to the counterpart’s measurement.

Although the derivatives were subscribed for hedging purposes, the Company decided not to apply hedge accounting, therefore fair value gains or losses on the derivative are recognized in profit or loss.

[3.18] Other non-current liabilities

Other non-current liabilities, amounting to €870 thousand and €649 thousand at 30 September 2023 and 31 December 2022 respectively and include incentive plans for some managers (€230 thousand and €73 thousand at 30 September 2023 and 31 December 2022, respectively) and the non-current portion of deferred income (€210 thousand and €221 thousand at 30 September 2023 and 31 December 2022, respectively), chiefly related to insurance costs.

The significant decrease during the half of 2022 is referred to the step down from the role of CEO which led to the partial liquidation of the VSP, and the remained part was reclassified on other liabilities (see paragraph [3.21]).

Reference should be made to note [4.7] Management Incentive plans for further information about such plans.

[3.19] Trade payables

Trade payables amount to €33,405 thousand and €36,564 thousand at 30 September 2023 and 31 December 2022 respectively and refer to short-term obligations to suppliers of goods and services. They refer to positions payable in the short term and there are no amounts due after one year.

There are no differences between the carrying amount and fair value of such payables.

Trade payables do not accrue interest. The terms and conditions for related parties do not differ from those applied for third party suppliers.

(€‘000)
Description	30/09/2023	31/12/2022 Restated
Trade Payables	33,143	36,214
Payables to subsidiaries	—	—
Payables to parents	262	350

TOTAL	33,405	36,564

[3.20] Current tax liabilities

Tax liabilities amount to €1,917 thousand and €877 thousand at 30 September 2023 and 31 December 2022, respectively. Specifically, the caption is comprised of the parent’s IRAP payable (€1,093 thousand at 30 September 2023) while the remainder refers to current taxes payable by all of the foreign branches (€824 thousand at 30 September 2023).

[3.21] Other current liabilities

Other current liabilities are broken down in the following table. The main liabilities refer to payments on account, tax liabilities, social security charges payable and amounts due to employees:

(€‘000)
Description	30/09/2023	31/12/2022 Restated	Variation
Wages and salaries	1,910	1,848	62
Employee and performance bonus	9,619	8,911	708
Directors’ fees	411	302	109
Statutory auditors’ fees	53	34	19
Liabilities for the purchase of business units	194	194	0
Payables to factors for collections received	44	7	37
Foreign commissions	—	4	(4)
Sundry other liabilities	2,233	1,034	1,199
Payments on account	4,767	4,380	387
IRPEF withholdings	903	1,241	(338)
Other tax liabilities	351	1,852	(1,501)
VAT	2,138	1,280	858
INPS - Inpdai - Previndai	2,118	2,390	(272)
INAIL	37	19	18
Cometa Fund and other pension funds	280	292	(12)
Enasarco for agents	116	181	(65)
Other social security charges payable	377	612	(235)
Accrued expenses:
Insurance premiums	2	5	(3)
Interests on non-current loans	1	—	1
Other sundry	102	80	22
Deferred income:
Grants related to assets	19	72	(53)
Rent	0	1	(1)
Other sundry	—	3	(3)

TOTAL	25,673	24,742	931

Payments on account amount to €4,767 thousand and €4,380 thousand at 30 September 2023 and 31 December 2022, respectively include the following:

•	PON SIB grant advance of €3,773 thousand, unchanged on the previous period;

•	MC BEES grant advance of €nil thousand at 30 September 2023 and €249 thousand at 31 December 2022;

•	PROST3SIS grant advance of €196 thousand at 30 September 2023 and €nil thousand at 31 December 2022;

•	IAREPAM grant advance of €11 thousand at 30 September 2023 and 31 December 2022;

•	LOGIN grant advances received from customers of €127 thousand and €nil thousand at 30 September 2023 and 31 December 2022 respectively;

•	advances received from customers of €354 thousand and €231 thousand at 30 September 2023 and 31 December 2022 respectively;

•	other payments on account of €306 thousand and €116 thousand at 30 September 2023 and 31 December 2022 respectively.

Liabilities for the purchase of business units of €194 thousand (unchanged from the previous period) refers to the acquisition of the Lima Brazil business unit. This liability dates back to 2011 when the Brazilian business unit was set up.

Other tax liabilities include taxes, fines and interest which arose from the parent signing a mutually-agreed assessment settlement procedure with the tax authorities (Friuli-Venezia Giulia regional tax authorities) for about €1,476 thousand, under which the first instalment was paid on 3 April 2023 and the second instalment was paid on 31 July (the parent opted for settlement in four quarterly instalments).

[3.22] Revenue and other revenue and income

Revenue amounts to €200,736 thousand on 30 September 2023, compared to €178,794 thousand on 30 September 2022.

Revenue derives from sales and distribution contracts with group customers essentially related to the sale of orthopaedic implants, mostly shoulders, hips and knees.

In accordance with IFRS 15, revenues are stated net of discounts and allowances and are constrained in order to only represent the ones that are highly probable to be collected. The constraints related to variable consideration refer to payback, amounting to € 3.5 million, established in connection with the activation of the Italian government payback provision as a retroactive rebate (i.e. variable consideration). Such variable consideration was estimated based on the publicly available information. The Italian payback law is a mechanism to obtain from suppliers a contribution to offset variances occurring when Italian government expenditures exceed their ceiling for the purchase of medical devices.

Revenueis broken down by geographical segment as follows:

(€‘000)
Revenue by GEOGRAPHICAL SEGMENT	30/09/2023	30/09/2022 Restated	Variation
Europe	128,849	103,676	25,173
APAC	28,710	28,063	647
United States	32,980	31,331	1,649
Rest of world	10,197	15,724	(5,527)

Total sales revenue	200,736	178,794	21,942

Under Italian healthcare regulations, each region is allocated an annual budget for purchasing medical devices. Upon exceeding the assigned budget, the region can ask suppliers of medical devices to reimburse a portion of the excess amount in proportion to the annual market share of each supplier in the region involved (the payback system). Specifically, pursuant to Decree law no. 115 of 9 August 2022 (converted into Law no. 142/2022), the Ministry for Health, with Ministerial decree published on 15 September 2022 (“Decree 216/2022”), set the amounts exceeding the regional budgets for each year from 2015 to 2018 and, with Ministerial decree published on 6 October 2022 (“Decree 251/2022”), set out guidelines for the Italian regions to follow in requesting reimbursements under the payback system.

Under the payback system, each region issues payment orders to suppliers of medical devices. At the date of these consolidated financial statements, Limacorporate S.p.A. and Lima SM in liquidation received payment orders for reimbursements under the payback system for amounts totalling €8.8 million for 2015, 2016, 2017 and 2018 which were recognised as variable consideration under IFRS 15.

Should a supplier not pay the requested amounts within 30 days, Decree 216/2022 provides that such amounts be offset against any amounts due to such suppliers from each region and/or body partnered with regional healthcare authorities. In addition, under Decree law no. 4 of 11 January 2023, the due date for the payment of such amounts was deferred to 30 April 2023. Decree law no. 34 of 30 March 2023 as modified by Law Decree n 132 of 15th November 2023 then further deferred the payment to 30th November 2023.

On 24 November 2023 the Lazio regional administrative court has referred to the Italian Constitutional Court a series of points around the constitutional legitimacy of the legislation that disciplines the payback system for medical devices. As a consequence, al proceedings pending before the Lazio regional administrative court are, de facto, suspended until the Constitutional Court rules on the above.

Additionally, on 30 November 2023 the Lazio regional administrative court has issued a specific ruling to Limacorporate S.p.A., confirming that all requests for payment received from the regions are to be suspended until the Constitutional Court rules on the above.

In line with the approach adopted by other suppliers of medical devices, Limacorporate contested Decree 216/2022 and Decree 251/2022 before the Lazio regional administrative court, contesting, inter alia, whether the decrees comply with the constitution. The parent also contested the individual deeds through which the regions involved individually settled and requested the amounts deemed due to it.

Furthermore, as it cannot be excluded that the Italian Ministry for Health may deem that the regional budgets for each year from 2019 to 2022 have been exceeded and, thus, that the Italian regions may issue further payment orders for each of those years, the group has calculated its best estimate of amounts probably due, based on:

•	publicly available data on spending by the regions over the relevant budgets;

•	Limacorporate’s turnover in the various regions;

•	Limacorporate’s market share in the various regions.

Other revenue and income are broken down as follows:

(€‘000)
Description	30/09/2023	30/09/2022 Restated	Variation
Service recharges	2,639	1,950	690
Lease income	306	337	(31)
Recharges to subsidiaries/associates	10	18	(8)
Gains	735	508	435
Release of the provision for risks	—	5	223
Other income	224	487	(264)
Grants related to income	122	96	26
Grants related to assets	54	19	35
Other revenue - previous years	90	47	43
Other revenue	34	5	29

TOTAL	4,214	3,472	1,178

The increase in revenue from recharges for services is linked to the rise in turnover and sales.

[3.23] Internal work capitalised

This caption amounts to €9,156 thousand on 30 September 2023 and €10,181 thousand on 30 September 2022. It may be broken down as follows:

(€‘000)
Description	30/09/2023	30/09/2022 Restated	Variation
Increases in property, plant and equipment for capitalisation of equipment	7,776	7,822	(46)
ncreases in intangible assets for capitalisation of sundry costs		545	(545)
increases in property, plant and equipment for internal work	1,380	1,814	(434)

TOTAL	9,156	10,181	(1,025)

Increases in property, plant and equipment for capitalisation of equipment and internal work both refer to the capitalisation of equipment built internally. This equipment is provided to hospitals on a free loan basis to be used to implant the group’s products.

Increases in intangible assets for capitalisation of sundry costs (€nil thousand) refer to the capitalisation of internal and external costs incurred for product development projects.

[3.24] Raw materials, consumables, supplies and goods

This caption amounts to €50,902 thousand on 30 September 2023, compared to €42,250 thousand on 30 September 2022. It is broken down as follows:

(€‘000)
Description	30/09/2023	30/09/2022 Restated	Variation
Purchase of raw materials	9,240	7,121	2,119
Purchase of semi-finished products	19,029	16,164	2,866
Purchase of finished goods	10,164	7,185	2,979
Individual tool components	10,742	10,951	(210)
Opening balance of raw materials, consumables, supplies and goods	6,272	6,094	178
Closing balance of raw materials, consumables, supplies and goods	(6,755)	(6,522)	(232)
Other purchases	2,210	1,257	953

TOTAL	50,902	42,250	8,652

[3.25] Services

Services amount to €63,036 thousand on 30 September 2023, compared to €60,200 thousand on 30 September 2022. The caption is broken down as follows:

(€‘000)
Description	30/09/2023	30/09/2022 Restated	Variation
Outsourced processing and analyses	2,495	2,483	12
Transport costs for sales	4,749	4,021	728
Transport costs for purchases	667	608	59
Energy, power supply	1,872	2,822	(951)
Administrative services	1,506	1,566	(59)
Maintenance and repair	1,691	1,479	212
Maintenance of HW/SW/office equipment	2,113	1,966	147
Technical and commercial consultancy	4,826	4,300	526
Non-recurring consultancy	1,080	1,880	(800)
Conferences and trade fairs	2,453	1,614	840
WorkShop	1,373	1,744	(370)
Enasarco commissions and charges	22,268	19,460	2,808
Travel costs	3,684	3,273	412
Insurance costs	2,961	2,660	301
Directors’ fees	572	2,551	(1,979)
Royalties	509	990	(481)
Others	8,216	6,784	1,432

TOTAL	63,036	60,200	2,837

The increase in this caption is chiefly due to fees directly related to the growth in turnover and higher processing, transport costs and commissions also tied to the rise in sales.

Management remuneration at 30 September 2022 include € 941 thousand for management incentive plans (30 September 2023: € nil thousand). Reference should be made to section [4.7] Management Incentive plans for a description of such plans.

[3.26] Change in work in progress, semi-finished products and finished goods

This caption shows a positive balance of €3,890 thousand on 30 September 2023 (30 September 2022: €2,326 thousand).

[3.27] Personnel expenses

Personnel expenses amount to €67,412 thousand on 30 September 2023, compared to €56,313 thousand on 30 September 2022, and are broken down as follows:

(€‘000)
Description	30/09/2023	30/09/2022 Restated	Variation
Wages and salaries	56,225	45,747	10,802
Social security contributions	9,694	9,188	542
Post-employment benefits	1,393	1,319	74
Other costs	99	59	40

TOTAL	67,412	56,313	11,457

[3.28] Amortisation, depreciation and impairment losses

Amortisation amount to €22,972 thousand on 30 September 2023, compared to €26,131 thousand on 30 September 2022, and include depreciation of right-of-use assets of €3,883 thousand on 30 September 2023 (30 September 2022: €4,007 thousand). Reference should be made to note [3.3] Property, plant and equipment for details on the individual categories.

The caption is broken down as follows:

(€‘000)
Description	30/09/2023	30/09/2022 Restated	Variation
Amortisation of intangible assets	3,314	6,244	(2,973)
Depreciation of property, plant and equipment	15,776	15,880	(72)
Depreciation of leased assets	3,883	4,007	(124)

TOTAL	22,972	26,131	(3,169)

The impairment losses on trade receivables of €428 thousand (30 september 2022: €101 thousand) include the accrual for net impairment losses on trade receivables recognised pursuant to IFRS 9.

During the first nine months of 2023 the group impaired developments costs related to TechMah business, as consequence of the interruption of the project and the subscription of a new partnership with a software supplier on shoulder preoperative planning for an amount of €36,615 thousand.

As of the date of preparation of these condensed consolidated interim financial statements, the relevant losses are not expected to be reversed.

[3.29] Other operating costs

Other operating costs amount to €10,565 thousand on 30 September 2023, compared to €1,195 thousand in on 30 September 2022.

The caption is broken down as follows:

(€‘000)
Description	30/09/2023	30/09/2022 Restated	Variation
Taxes and duties	576	613	(37)
Tax expense - previous years	2	8	(7)
Gifts and donations	83	12	71
Other costs	258	522	(263)
Losses on assets	51	39	12
Sundry costs - previous years	1	1	1
Provision for risks	9,594	—	9,594

TOTAL	10,565	1,195	9,370

[3.30] Net financial (income) expense

Net financial (income) expense amounts to €21,030 thousand negative on 30 September 2023, compared to €1,830 thousand positive on 30 September 2022, and is broken down as follows:

(€‘000)
Description	30/09/2023	30/09/2022 Restated	Variation
Exchange gains	3,111	13,481	(10,371)
Other interest income	7,524	107	7,417
Financial income for adjusting liabilities to fair value	940	6,201	(5,261)
Financial Income	11,574	19,789	(8,215)
Exchange losses	(5,386)	(6,801)	1,415
Interest on bonds	(19,548)	(7,937)	(11,610)
Other interest and financial expenses	(7,406)	(3,221)	(4,185)
Financial expense for adjusting liabilities to fair value	(265)	—	(265)
Financial Expenses	(32,605)	(17,959)	(14,645)

TOTAL	(21,030)	1,830	(22,860)

The increase in financial expenses during the period is chiefly due to higher interests on bond.

Financial income include an amount for adjusting the derivatives’ fair value (€940 thousand at 30 September 2023 and €nil at 30 September 2022) and for adjusting to fair value the liability of Techmah’s acquisition (€nil thousand at 30 September 2023 and €6,201 thousand at 30 September 2022).

The change in other interest income refers to the release of financial expenses related to the financial liability of Techmah, which, as specified in Note 3.16, is zero as of September 30, 2023.

Exchange losses amount to €5,386 consist in €1,291 related to realised exchange losses and €4,095 refers to unrealised exchange losses.

Exchange gains amount to €3,111 consist in €1,057 related to realised exchange gains and €2,054 refers to unrealised exchange gains.

[3.31] Income tax (benefit) expense

Income tax (benefit) expense amounts to €(9,164) thousand on 30 September 2023 compared to an Income tax expense of € 266 thousand on 30 September 2022.

The decrease in deferred tax liabilities is mainly related to the write off of Techmah’s development costs.

[4.1] Operating segments

The disclosure about operating segments was prepared in accordance with IFRS 8 Operating segments which provides for the presentation of information in line with the measures adopted by the chief operating decision maker to make operating decisions.

At operating level, the group has a matrix organisational structure split by product line, distribution channel and geographical segment providing a coherent strategic vision of the business. This structure can be seen in the way management monitors and directs the group’s activities. Specifically, senior management reviews the group’s results as a whole as it does not have identifiable operating segments. Therefore, the group’s operations are presented as a single segment for IFRS 8 reporting purposes.

A breakdown of revenue earned in 2023 and 2022 by product line, distribution channel and geographical segment is shown below:

(€‘000)
Revenue by PRODUCT LINE	30/09/2023	30/09/2022 Restated	Variation
Hip	67,981	64,383	3,598
Extremities	81,935	72,674	9,261
Knee	43,502	35,185	8,317
Fixation& Other	7,319	6,553	766

Total sales revenue	200,736	178,794	21,941

(€‘000)
Revenue by DISTRIBUTION CHANNEL	30/09/2023	30/09/2022 Restated	Variation
Direct customers	168,313	141,986	26,327
Indirect channel	32,423	36,808	(4,385)

Total sales revenue	200,736	178,794	21,942

(€‘000)
Revenue by GEOGRAPHICAL SEGMENT	30/09/2023	30/09/2022 Restated	Variation
Europe	128,849	103,676	25,173
APAC	28,710	28,063	647
United States	32,980	31,331	1,649
Rest of world	10,197	15,724	(5,527)

Total sales revenue	200,736	178,794	21,942

As required by IFRS 8, it is noted that the group does not have individual customers that generate revenue of 10% or more of its total revenue in 2023 and 2022.

[4.2] Financial instruments - Fair value and risk management

A.	Accounting classification and fair value

The next table shows the carrying amount and fair value of each financial asset and liability, including their fair value hierarchy level. Information about the fair value of financial assets and liabilities not measured at fair value is not provided as their carrying amount reasonably approximates their fair value.

Trade receivables and other assets and trade payables and other liabilities classified as held for sale are not included in the table. Their carrying amount reasonably approximates their fair value.

(€000)
		Carrying Amount								Fair value
30 September 2023	Note	Fair value - hedging instruments	Mandatorly at FVTPL - other	FVOCI debt instruments	FVOCI equity instruments	Financial assets measured at fair value	Other labilities	Total	Level 1	Level 2	Level 3	Total
Financial assets measured at fair value
Hedging interest rate swap	[3.17]	940						940		940		940
		940	—	—	—	—	—	940	—	940	—	940
Financial assets not measured at fair value
Trade receivables and other assets	[3.9][3.11]					87,285		87,285		87,285		87,285
Cash and cash equivalents	[3.12]					27,127		27,127		27,127		27,127
		—	—	—	—	114,412	—	114,412	—	114,412	—	114,412
Financial liabilities measured at fair value
Hedging interest rate swap	[3.17]	280				—		280		280		280
Liabilities for acquisitons - MT Ortho	[3.16]						185	185	—		185	185
Liabiites for acquisitions - TechMah	[3.16]									—		—
		280	—	—	—	—	185	465	—	280	185	465
Financial liabilities not measured at fair value
Bank credit facilities	[3.16]						454	454		454		454
Secured bank loans	[316]						12,000	12,000		12,000		12,000
Unsecured bank loans	[3.16]						495	495		495		495
Secured bonds - listed bonds	[3.16]						280,635	280,635		280,635		280,635
Lease liabilities - IFRS 16	[3.16]						6,424	6,424		6,424		6,424
Trade payables and otter Labilities	[3.19][3.21]						58,130	58,130		58,130		58,130
		—	—	—	—	—	358,137	358,137	—	358,137	—	358,137

TOTAL		1,221	—	—	—	114,412	358,322	473,955	—	473,770	185	473,955

B.	Fair value measurement

i. Measurement techniques and significant unobservable inputs

The following tables present the measurement techniques and significant unobservable inputs used to determine the fair value of level 2 and 3 financial instruments in the statement of financial position.

Financial instruments measured at fair value

At 30 September 2023 the Management, as specified in note 3.16, assumes that there is no contingent consideration to be recorded as a financial liability of Techmah.

Financial instruments not measured at fair value

Type	Measurement technique
Secured bonds	Discounted cash flows:
Lease liabilities	This measurement technique
Secured bank loans	considers the present value of
Unsecured bank loans	estimated payments, discounted using a discount rate that reflects the risk.

C.	Financial risk management

The group is exposed to the following risks deriving from its use of financial instruments:

•	credit risk;

•	liquidity risk;

•	market risk.

Risk management system

Overall responsibility for the design and oversight of the group’s risk management system lies with the parent’s board of directors. This committee is in charge of developing and monitoring the group’s risk management policies.

The group’s risk management policies are designed to identify and analyse any risks it is exposed to, establish appropriate limits and controls and monitor the risks and compliance with such limits. The committee regularly revisits the policies and related systems to align them with market developments and the group’s business. The group aims to create a disciplined and constructive control environment through training programmes, standards and management procedures so that its employees are familiar with their roles and responsibilities.

The board of directors ensures compliance with the risk polices and management procedures and checks that the risk management system is appropriate to deal with risks that could affect the group.

The group’s financial instruments comprise cash and cash equivalents, loans, trade receivables and payables, current and non-current assets and liabilities as well as derivatives.

In its normal business operations, the group is exposed to:

•	market risk, mainly currency and interest rate risks;

•

commercial or counterparty credit risks, related to the risk of default on commercial or financial obligations by various counterparties as part of normal business operations or lending, investment and hedging transactions;

•	liquidity risk, related to the availability of financial resources and access to the credit market and refers to the need to meet the group’s financial needs in the short term.

Financial risk management is carried out centrally and essentially ensures that there are enough financial resources to meet business development needs and that resources are suitably invested in profitable activities.

Market risk

Market risk can be broken down into the following components:

•	interest rate risk,

•	currency risk.

Interest rate risk

The group’s exposure to interest rate risk is chiefly related to cash and cash equivalents, bonds and bank loans and borrowings, especially the revolving credit facility that is managed centrally. The derivatives are referred of the interest rate swap and a cap contract put in place by the parent to hedge fluctuations in payments of interest on the bond issued in 2023. At 31 December 2022, 30 September 2022 and 31 December 2021 there weren’t derivatives. A 100bps increase in the interest rate applied to the first nine months of 2023 would have led to an increase in financial expense of roughly €0.5 million.

Currency risk

As the group sells its products in various countries, it is exposed to currency risk. This risk mainly derives from sales in currencies other than the Euro, like the US dollar, British pound, Japanese yen and Australian dollar.

The group regularly assesses its exposure to market financial risks. It does not manage such risks by using derivatives.

Credit risk

Credit risk is the risk that a customer or counterparty to a financial instrument may default on a contractual obligation generating a loss for the group. It mainly arises on trade receivables and debt instruments.

The group’s maximum exposure to this type of risk is the assets’ carrying amount.

Some of the markets on which the group operates have a higher level of risk, such as southern Italy, where the health system is deeply in debt, southern European countries, like Spain and Portugal, and eastern European countries, such as Croatia, the Czech Republic and Slovakia, where collection times are very long.

Most of the group’s receivables are due from public institutions, thus solely linked to the country risk. Moreover, payments from public administration have improved notably in some cases in recent years thanks to measures taken to cut public entity debt with private companies.

Credit risk is also mitigated by the fact that the group is increasing its sales in countries with shorter average collection times. Therefore, the weight of markets with higher credit risk will be reduced.

At 30 September 2023 and 2022, the group does not have exposures with individual customers for more than 10% of its total trade receivables.

The amount of financial assets for which recovery is doubtful is immaterial in terms of the total amount of receivables and is, in any case, covered by adequate accruals to the relevant allowances.

Liquidity risk

Liquidity risk derives from the ability to obtain financial resources at a sustainable cost to carry out the group’s normal business operations.

The group uses the usual tools to manage current trade receivables, as well as partially using the facilities available. Moreover:

•	the group has debt instruments and credit lines to deal with liquidity requirements;

there are no significant concentrations of liquidity risk with regard to financial assets.

[4.3] Significant non-recurring transactions

The condensed consolidated interim financial statements were not affected by significant non-recurring transactions.

[4.4] Guarantees

Reference should be made to section [3.16] of the notes to the condensed consolidated interim financial statements.

[4.5] Related party transactions

The group carries out transactions with the ultimate parent recognised in line with the provisions of IAS 24. They are all financial in nature and are performed with full transparency and on an arm’s length basis. They do not include typical and/or unusual transactions.

Details of related party transactions carried out during 30 September 2023 and 30 September 2022 are as follows:

(€‘000)
			30.09.2023
	Payables	Receivables	Other non- current liabilities	Other current liabilities	Sundry recharges	Services	Personnel expenses
EMIL HOLDING II S.à.r.l.	263	—	—	—	10	263	—
Senior Management	—	—	303	411	—	566	9,285
Short-term				411		566	—
Post-empoyment				—		—	—
Other long - term						—	—
Share based benefits			303	—		—	9,285

Total	263	—	303	411	10	829	9,285

No other significant related party transactions took place during the period.

The group operates in a market dominated by entities directly or indirectly controlled by the Italian government through state bodies, agencies, related parties and other organisations (entities related to government bodies). The parent does not carry out transactions with other entities related to government bodies, such as, for example, the sale and purchase of goods and materials, the supply or receipt of services, leasing of assets or use of public services.

Transactions with Emil Holding II S.à.r.l.

Financial transactions with the ultimate parent are part of the parent’s normal business operations and take place at conditions similar to those applied to transactions with non-related parties.

[4.6] Fees of directors, statutory auditors and key management personnel

The remuneration of managers and the fees paid to statutory auditors were as follows:

(€‘000)
Description	30/09/2023	30/09/2022 Restated	Variation
Statutory auditors’ fees	38	38	1
Directors’ fees	542	2,485	(1,943)

TOTAL	580	2,522	(1,942)

[4.7] Management Incentive plans

In accordance with IFRS 2, the parent identified cash-settled share-based payment incentive plans for some managers.

•	The Bonus Payments

Starting from June 2022 the Controlling Entity and the Entity agreed with certain employees some compensation plans which provide that upon occurrence of certain events (the “Bonus Payment Trigger Events”) a payment of a certain amount based on the enterprise value of the Entity at the trigger event date (the “Trigger Event Enterprise Value”).

The Bonus Payment Trigger Events occur at the first of the following events:

•

the listing of Emil NewCo S.a.r.l. or any entity of the Lima Group of companies which holds, directly and indirectly, all or substantially all of the assets of the Lima Group, on a regulated stock exchange;

•

in case no listing pursuant to paragraph a) has taken place, (i) any sale or transfer by Emil Holding I to a third party purchaser (not related to any EQT Funds) of more than 50% of the ordinary shares held by Emil Holding I in Emil NewCo S.a.r.l. or (ii) any sale to a third party purchaser (not related to any EQT Funds) of more than 50% of the shares in any other entity which holds, directly or indirectly, all or substantially all of the business or assets of the Lima Group; or

•	an asset sale of all or substantially all of the assets of the Lima Group which results in the EQT Funds no longer holding any interest (except for unsubstantial assets) in the Lima Group.

Considering that the amount to be paid to the employees is based on the Trigger Event Enterprise Value of the Entity and is therefore based on the value of the Entity’s equity instrument, the Bonus Payment falls within the scope of the “IFRS 2 – Share Based Payments”.

In particular, the management accounted for the Bonus Payment as follows:

(i)	the agreements in which the Entity has the obligation to settle the payment as cash-settled share-based payments (the “Cash-settled Bonus Payments”);

(ii)	the agreements in which the obligation is settled by Emil Holding I as equity-settled share-based payments (the “Equity-settled Bonus Payments”).

In accordance with IFRS 2, the Equity-settled Bonus Payments are measured at the fair value of grant date. Instead, the Cash-settled Bonus Payments are measured at the fair value of grant date and then re-measured at each reporting date until settlement.

The fair value of the Bonus Payments is recognized as an expense during the vesting period.

In order to evaluate the fair value of the Bonus Payments, the management used a Monte Carlo valuation model.

•	The Grant Dates considered for the valuation are: June 6, 2022, June 18, 2022, June 28, 2022, and August 9, 2022, which are the grant dates of the major part of the agreements.

•	The management of the company has assumed that the exercise of the plan will occur following an Exit Event on December 31, 2023.

•	The riskfree interest rate is retrieved from public Information Provider and range from a minimun of 1.3% and maximum of 1.8% over the grant dates.

•

The volatility was estimated based on historical series of Equity Value from comparable companies. An adjustment was then applied in order to obtain the volatility relative to Enterprise Value, considering the framework derived from the Merton model.

•	Expected dividends rate is 0% for all the Bonus Payments.

•	Employee exit rate is 0% for all the Bonus Payments.

The fair value of the Cash-settled Bonus Payments at grant date amounted to € 380.1 thousand.

The fair value of the Equity-settled Bonus Payments at grant date amounted to € 16,348.0 thousand.

The movement of the interest rate curve and volatility is not expected to result in a significant change in the cash-settled bonus payment.

This plan led to a recognition of personnel expenses of €9,285 thousand at 30 September 2023.

[4.8] Events after the reporting date

With reference to the Investor and Founders Agreement described in the note 2.1, on 15th November 2023 the company filed a Motion to dismiss providing evidence that Lima did not breach the Investor and Founders Agreement Agreement and has no liability to Plaintiffs.

Enovis Corporation, an innovation-driven, medical technology growth company listed in NYSE, announced on September 25, 2023 a definitive agreement to acquire LimaCorporate S.p.A..

On 03 January 2024 Enovis Corporation (NYSE; ENOV) announced the completion of the acquisition of the shares of Limacorporate S.p.A. as anticipated on 25 September 2023. On the same date, Limacorporate S.p.A. fully reimbursed its bond and revolving credit facility. Such reimbursement was fully funded by an intercompany loan granted by Enovis Corporation.

On 09 January 2024 Limacorporate S.p.A. transferred the shares of Lima USA to Enovis Corporation.

31 January 2024

KPMG S.p.A.

Revisione e organizzazione contabile

Piazza Salvemini, 20

35131 PADOVA PD

Telefono +39 049 8249101

Email it-fmauditaly@kpmg.it

PEC kpmgspa@pec.kpmg.it

Independent Auditors’ Review Report

To the board of directors of Limacorporate S.p.A.

Results of Review of Condensed Consolidated Interim Financial Information

We have reviewed the accompanying condensed consolidated statement of financial position of Limacorporate S.p.A. and its subsidiaries (the Company) as of September 30, 2023 and 2022, the related condensed consolidated statements of income, changes in equity, and cash flows for the nine-month periods ended September 30, 2023 and 2022, and the related notes (collectively referred to as the condensed consolidated interim financial information).

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed consolidated interim financial information for it to be in accordance with International Accounting Standards 34, Interim Financial Reporting (IAS 34).

Basis for Review Results

We conducted our reviews in accordance with auditing standards generally accepted in the United States of America (GAAS) applicable to reviews of interim financial information. A review of condensed consolidated interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. A review of condensed consolidated interim financial information is substantially less in scope than an audit conducted in accordance with GAAS, the objective of which is an expression of an opinion regarding the financial information as a whole and accordingly, we do not express such an opinion. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our reviews. We believe that the results of the review procedures provide a reasonable basis for our conclusion.

Responsibilities of Management for the Condensed Consolidated Interim Financial Information

Management is responsible for the preparation and fair presentation of the condensed consolidated interim financial information in accordance with IAS 34 and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of condensed consolidated interim financial information that is free from material misstatement, whether due to fraud or error.

Limacorporate S.p.A.

Independent Auditors’ Review Report

September 30, 2023 and 2022

Report on Condensed Consolidated Balance Sheet as of December 31, 2022

We have previously audited, in accordance with GAAS, the consolidated statement of financial position as of December 31, 2022, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the year then ended (not presented herein); and we expressed an unmodified audit opinion on those audited consolidated financial statements in our report dated February 1, 2024. In our opinion, the accompanying condensed consolidated statement of financial position of the Company as of December 31, 2022 is consistent, in all material respects, with the audited consolidated financial statements from which it has been derived. The audit report includes an emphasis of matter paragraph that refers to the restatement of the 2022 financial statements for error corrections.

KPMG S.p.A.

Padua, Italy

February 1, 2024

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